SENIOR SECURED, SUPER-PRIORITY DEBTOR-IN-POSSESSION

CREDIT AND GUARANTY AGREEMENT

DATED AS OF JUNE 6, 2008

BETWEEN

TORRENT ENERGY CORPORATION

AS BORROWER,

THE GUARANTORS PARTY HERETO

AND

YA GLOBAL INVESTMENTS, L.P.

AS

LENDER

1.	AMOUNT AND TERMS OF CREDIT	1

1.1	Term Loan	1
1.2	Repayment of Term Loan	2
1.3	Use of Proceeds	2
1.4	Interest on Term Loan	3
1.5	Fees	4
1.6	Receipt of Payments	4
1.7	Application and Allocation of Payments	4
1.8	Accounting	4
1.9	Indemnity	4
1.10	Access	5
1.11	Chief Restructuring Officer	6
1.12	Taxes	6
1.13	Super-Priority Nature of Obligations and Lender’s Liens	6
1.14	Payment of Obligations	7
1.15	No Discharge; Survival of Claims	7
1.16	Waiver of Any Priming Rights	8

2.	CONDITIONS PRECEDENT	8

2.1	Conditions to the Term Loan	8

3.	REPRESENTATIONS AND WARRANTIES	9

3.1	Corporate Existence; Compliance with Law	9
3.2	Executive Offices; Corporate or Other Names; FEIN	9
3.3	Corporate Power; Authorization; Enforceable Obligations	10
3.4	Financial Statements	10
3.5	Material Adverse Effect	10
3.6	Ownership of Property; Liens	11
3.7	Restrictions; No Default	11
3.8	Ventures, Subsidiaries and Affiliates; Outstanding Stock and Indebtedness	11
3.9	Government Regulation	11
3.10	Taxes	12
3.11	ERISA	12
3.12	No Litigation	13
3.13	Brokers	13
3.14	Full Disclosure	14
3.15	Environmental Matters	14
3.16	Insurance Policies	14
3.17	Deposit and Disbursement Accounts	14
3.18	Government Contracts	14
3.19	Customer and Trade Relations	14
3.20	Agreements and Other Documents	15

-i-

3.21	Bankruptcy Matters	15

4.	FINANCIAL STATEMENTS AND INFORMATION	15

4.1	Reports and Notices	16
4.2	Communication with Accountants	16
4.3	Documents Filed with the Bankruptcy Court or Delivered to the U.S. Trustee or Committee	16

5.	AFFIRMATIVE COVENANTS	16

5.1	Maintenance of Existence and Conduct of Business	16
5.2	Payment of Charges and Claims	17
5.3	Books and Records	17
5.4	Litigation	17
5.5	Insurance	17
5.6	Compliance with Laws	18
5.7	Agreements; Leases	18
5.8	Intentionally Omitted	18
5.9	Environmental Matters	18
5.10	Application of Proceeds	19
5.11	Fiscal Year	19
5.12	Subsidiaries	19
5.13	Further Assurances	19
5.14	Appraisals	19
5.15	Intellectual Property	19
5.16	Schedule of Financial Affairs	19

6.	NEGATIVE COVENANTS	19

6.1	Mergers, Subsidiaries, Etc	19
6.2	Indebtedness	20
6.3	Affiliate and Employee Transactions	20
6.4	Capital Structure and Business	20
6.5	Guaranteed Indebtedness	20
6.6	Liens	20
6.7	Sale of Assets	20
6.8	ERISA	21
6.9	[Intentionally Omitted]	21
6.10	Restricted Payments; Use of Proceeds	21
6.11	Hazardous Materials	21
6.12	Sale-Leasebacks	22
6.13	Cancellation of Indebtedness	22
6.14	Bank Accounts	22
6.15	Margin Regulations	22
6.16	Limitation on Negative Pledge Clauses	22

-ii-

6.17	Material Contracts	22
6.18	Leases	22
6.19	New Premises	22
6.20	Repayment of Indebtedness	22
6.21	Chapter 11 Claims	22

7.	TERM	22

7.1	Duration	23
7.2	Survival of Obligations	23

8.	EVENTS OF DEFAULT; RIGHTS AND REMEDIES	23

8.1	Events of Default	23
8.2	Remedies	27
8.3	Waivers by Borrower	27

9.	SUCCESSORS AND ASSIGNS	28

9.1	Successors and Assigns	28
9.2	Participations; Assignments	28

10.	MISCELLANEOUS	28

10.1	Complete Agreement; Modification of Agreement	29
10.2	Fees and Expenses	29
10.3	No Waiver	30
10.4	Remedies	30
10.5	Severability	30
10.6	Conflict of Terms	31
10.7	Right of Setoff	31
10.8	Authorized Signature	31
10.9	Notices	31
10.10	Section Titles	32
10.11	Counterparts	32
10.12	Time of the Essence	33
10.13	GOVERNING LAW	33
10.14	WAIVER OF JURY TRIAL	33
10.15	Publicity	34
10.16	Dating	34
10.17	Parties Including Trustees; Bankruptcy Court Proceedings	34
10.18	Right of First Refusal	34

11.	GUARANTY	35

11.1	Guaranty of the Obligations	35
11.2	Payment by Guarantors	35

-iii-

11.3	Liability of Guarantors Absolute	35
11.4	Waivers by Guarantors	37
11.5	Guarantors’ Rights of Subrogation, Contribution, etc	37
11.6	Subordination of Other Obligations	38
11.7	Continuing Guaranty	38
11.8	Authority of Guarantors or Borrower	38
11.9	Financial Condition of Borrower	38

-iv-

INDEX OF ANNEXES, SCHEDULES AND EXHIBITS

Annex A	-	Definitions; Rules of Construction
Annex B	-	Financial Statements and Notices

Schedule 1.3	-	Use of Proceeds
Schedule 2.1(a)	-	Closing Agenda
Schedule 3.2	-	Executive Offices; Principal Places of Business; Locations of Collateral; Trade Names
Schedule 3.5	-	Liabilities
Schedule 3.6	-	Real Estate and Leases
Schedule 3.8	-	Ventures, Subsidiaries and Affiliates; Outstanding Stock
Schedule 3.10	-	Tax Matters
Schedule 3.11	-	ERISA Plans, etc.
Schedule 3.12	-	Litigation
Schedule 3.13		Brokers
Schedule 3.15	-	Environmental Matters
Schedule 3.17	-	Disbursement and Deposit Accounts
Schedule 3.18	-	Government Contracts
Schedule 3.19	-	Customer & Trade Relations
Schedule 3.20	-	Certain Contracts
Schedule 6.2	-	Indebtedness
Schedule 6.3	-	Loans to and Transactions with Employees
Schedule 6.6	-	Liens
Schedule 6.11	-	Hazardous Materials
Schedule 6.19		Leases
Schedule 10.8	-	Authorized Signatures
Exhibit A	-	Form of Term Loan Note

i

SENIOR SECURED, SUPER-PRIORITY DEBTOR-IN-POSSESSION CREDIT AND GUARANTY AGREEMENT, dated as of June 6, 2008 (this “Agreement”), between TORRENT ENERGY CORPORATION, a Colorado corporation (“Borrower”), as borrower, the subsidiaries of the Borrower party hereto, as guarantors (each, a “Guarantor” and collectively, the “Guarantors”) and YA GLOBAL INVESTMENTS, L.P., a Cayman Islands exempt limited partnership (together with its successors, assigns and transferees, the “Lender”), as lender.  Capitalized terms used herein are defined in Annex A or in the text hereof.

R E C I T A L S

A.           On June 2, 2008 (the “Petition Date”), Borrower commenced Chapter 11 Case No. 08-32638 (the “Borrower’s Case”) by filing a voluntary petition for reorganization under Chapter 11 of Title 11 of the United States Code, 11 U.S.C. 101 et seq. (the “Bankruptcy Code”), with the United States Bankruptcy Court for the District of Oregon (the “Bankruptcy Court”).  Each Guarantor also commenced a case under Chapter 11 of the Bankruptcy Code (such cases, together with the Borrower’s Case, the “Chapter 11 Cases”) in the Bankruptcy Court on the Petition Date.  The Borrower and the Guarantors continue to operate their businesses and manage their properties as debtors and a debtors-in-possession pursuant to Sections 1107(a) and 1108 of the Bankruptcy Code;

B.           Borrower has requested that Lender provide a credit facility that is senior secured, super-priority as to Borrower of Four Million Five Hundred Thousand Dollars ($4,500,000.00) to fund certain of the working capital requirements of Borrower;

C.           Lender is willing to provide a credit facility to Borrower of such amount upon the terms and conditions set forth herein;

D.           Borrower and the Guarantors have agreed to secure all of their obligations under the Loan Documents by, among other things, granting Lender a first-lien security interest in and lien upon substantially all of their existing and after-acquired personal and real property; and

E.           Unless otherwise indicated, all references in this Agreement to sections, subsections, schedules, exhibits, and attachments shall refer to the corresponding sections, subsections, schedules, exhibits, and attachments of or to this Agreement.  All schedules, annexes, exhibits and attachments hereto, or expressly identified to this Agreement, are incorporated herein by reference, and taken together, shall constitute but a single agreement.  Unless otherwise expressly set forth herein, or in a written amendment referring to such schedules and annexes, all schedules and annexes referred to herein shall mean the schedules and annexes as in effect as of the Closing Date.  These Recitals shall be construed as part of this Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter contained, the parties hereto agree as follows:

1.    AMOUNT AND TERMS OF CREDIT

1.1    Term Loan.

(a)    Upon and subject to the terms and conditions hereof, the Lender agrees to make Advances to the Borrower under a loan (the “Term Loan”) in an aggregate principal amount of Four Million Five Hundred Thousand Dollars ($4,500,000).  Advances shall be made at the discretion of Lender, pursuant to drawdown requests in accordance with the Budget, as agreed to between the Borrower and Lender, from the Closing Date until the Termination Date, for the use of Borrower according to and pursuant to the terms of this Agreement.  Until Lender declares an Event of Default, Lender agrees to fund any expense of the Borrower which has been both approved in the Budget and actually incurred by the Borrower.

(b)    Each Advance under the Term Loan may be, upon request of Lender, evidenced by a promissory note issued by Borrower in favor of Lender substantially in the form of Exhibit A, dated the Closing Date or the date of the relevant Advance, as applicable, payable to Lender in the principal amount equal to the amount of such Advance and otherwise duly completed.

1.2    Repayment of Term Loan.

(a)    Borrower hereby promises to pay to Lender the entire outstanding principal amount of the Term Loan and all other outstanding Obligations, and the Term Loan and all other outstanding Obligations shall mature, on the Maturity Date.

(b)    Subject to Section 1.5(c), Borrower shall have the right at any time upon ten (10) days’ prior written notice by Borrower to Lender to voluntarily prepay the Term Loan, including all accrued and unpaid interest (in whole but not in part).  Upon the effective date of such termination, notwithstanding anything to the contrary contained herein or in any Loan Document, the entire outstanding balance of the Term Loan and all other Obligations shall be immediately due and payable.  On the date of such termination, Borrower shall pay to Lender in immediately available funds all of the Obligations, including any accrued and unpaid interest thereon.

(c)    Subject to Section 1.5(c), the Borrower shall prepay the Term Loan in an amount equal to 100% of the net proceeds from any sale of assets outside the ordinary course of business and 100% of any tax refunds or of any insurance proceeds, provided that the Borrower may retain insurance proceeds in an amount not to exceed $250,000 to repair or replace damaged assets.

1.3    Use of Proceeds.  Borrower shall utilize the Collateral and the proceeds of the Term Loan which are incurred on the Closing Date (net of any amounts used on the Closing Date to pay Fees) as follows:  (i) for working capital and general corporate purposes including certain fees and expenses of professionals retained by Borrower, subject to the Final Order, but excluding in any event the making of any Restricted Payment not specifically permitted by Section 6.11 and solely for the purposes specified in the Budget, (ii) repayment of the May 15, 2008 Note issued by Borrower to Lender, (iii) an amount not to exceed $600,000 to pay certain amounts owed to third parties by Methane Energy Corp., an amount not to exceed $200,000 for unpaid wages and salaries and (iv) certain other purposes approved by Lender.  Other than as may be expressly permitted in the Final Order, Borrower shall not be permitted to use the proceeds of the Term Loan or the Collateral: (A) to finance in any way any action, suit, arbitration, proceeding, application, motion or other litigation of any type adverse to the interests of Lender or its rights and remedies under this Agreement, the other Loan Documents or the Final Order; or (B) to make any payment in settlement of any claim, action or proceeding before any court, arbitrator or other governmental body without the prior written consent of Lender.  Schedule 1.3 contains a description of Borrower’s sources and uses of funds as of the Closing Date, including the Term Loan, and a funds flow memorandum detailing how funds from each source are to be transferred particular uses.

1.4    Interest on Term Loan.

(a)    Interest shall accrue on the outstanding principal balance of the Term Loan in arrears for the preceding calendar month as of the Closing Date and the first accrual determination date shall be July 1, 2008, and interest shall be payable (i) on the Maturity Date, and (ii) if any interest accrues or remains payable after the Maturity Date, upon demand.  If any interest or other payment under this Agreement becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension.

(b)    Borrower shall be obligated to pay interest to Lender on the outstanding balance of the Term Loan at a rate equal to twelve percent (12.0%) per annum.  All computations of interest shall be made on the basis of a three hundred and sixty (360) day year, in each case for the actual number of days occurring in the period for which such interest is payable.

(c)    Upon the occurrence and during the continuance of any Event of Default, the interest rate applicable to all of the Obligations automatically shall be the Default Rate.

(d)    Notwithstanding anything to the contrary set forth in this Section 1.4, if, at any time prior to the Termination Date, the rate of interest payable to Lender hereunder exceeds the highest rate of interest permissible under any law which a court of competent jurisdiction shall, in a final determination, deem applicable hereto (the “Maximum Lawful Rate”), then in such event and so long as the Maximum Lawful Rate would be so exceeded, the rate of interest payable hereunder to Lender shall be equal to the Maximum Lawful Rate; provided, however, that if at any time thereafter the rate of interest payable hereunder is less than the Maximum Lawful Rate, Borrower shall continue to pay interest hereunder to Lender at the Maximum Lawful Rate until such time as the total interest received by Lender from the making of the Term Loan hereunder is equal to the total interest which Lender would have received had the interest rate payable hereunder been (but for the operation of this paragraph) the interest rate payable since the Closing Date as otherwise provided in this Agreement.  Thereafter, the interest rate payable to Lender hereunder shall be the rate of interest provided in Sections 1.4 (b) or (c), as applicable, of this Agreement, unless and until the rate of interest again exceeds the Maximum Lawful Rate, in which event this paragraph shall again apply.  In no event shall the total interest received by Lender pursuant to the terms hereof exceed the amount which Lender could lawfully have received had the interest due hereunder been calculated for the full term hereof at the Maximum Lawful Rate.  In the event the Maximum Lawful Rate is calculated pursuant to this paragraph, such interest shall be calculated at a daily rate equal to the Maximum Lawful Rate divided by the number of days in the year in which such calculation is made.  In the event that a court of competent jurisdiction, notwithstanding the provisions of this Section 1.4(d), shall make a final determination that Lender has received interest hereunder or under any of the Loan Documents in excess of the Maximum Lawful Rate, Lender shall, to the extent permitted by Applicable Law, promptly apply such excess first to any lawful interest due and not yet paid hereunder, then to the outstanding principal of the Obligations, then to Fees and any other unpaid Obligations and thereafter shall promptly refund any excess to Borrower or as a court of competent jurisdiction may otherwise order.

1.5    Fees.

(a)    Monitoring Fee.  Borrower agrees to pay to Lender a monitoring fee (the “Monitoring Fee”) equal to $22,500 per annum, payable monthly in equal installments of $1,875 per month.

(b)    Commitment Fee.  On the Closing Date, Borrower agrees to pay to Lender a one-time commitment fee equal to two percent (2.0%) of the Term Loan.

(c)    Prepayment Fee. Upon any prepayment of the Term Loan prior to the one year anniversary of this Agreement, the Borrower shall pay to the Lender together with such prepayment an amount equal to one percent (1%) of such prepayment.

1.6    Receipt of Payments.  Borrower shall make each payment under this Agreement not later than 2:00 p.m. (Eastern time) on the day when due in Dollars in immediately available funds to Lender’s account.

1.7    Application and Allocation of Payments.  Borrower irrevocably waives the right to direct the application of any and all payments at any time or times hereafter received from or on behalf of Borrower.  Notwithstanding the foregoing, in the absence of a specific determination by Lender with respect thereto, or if an Event of Default shall have occurred and be continuing, such payments shall be applied in the following order:  (a) then due and payable Fees and expenses of Lender; (b) then due and payable interest payments on the Term Loan; (c) Obligations to Lender other than Fees, expenses and interest and principal payments; (d) principal of the Term Loan; and (e) to the extent there are no other Obligations then due and payable, to Borrower or its successors or assigns or as a court of competent jurisdiction may direct.

1.8    Accounting.  Lender shall maintain a loan account (the “Loan Account”) on its books to record:  all payments made by Borrower, and all other debits and credits as provided in this Agreement with respect to the Term Loan or any other Obligations.  All entries in the Loan Account shall be made in accordance with Lender’s customary accounting practices as in effect from time to time.  The balance in the Loan Account, as recorded on Lender’s most recent printout or other written statement and provided to Borrower, shall, absent manifest error and following a thirty (30) day period during which the Borrower may object in writing to such statement, be presumptive evidence of the amounts due and owing to Lender by Borrower; provided, that any failure to so record or any error in so recording shall not limit or otherwise affect Borrower’s duty to pay the Obligations.

1.9    Indemnity.

(a)    Borrower and each Guarantor shall indemnify and hold harmless Lender and its Affiliates, and its officers, directors, employees, attorneys and representatives (each, an “Indemnified Person”), from and against any and all suits, actions, proceedings, claims, damages, losses, liabilities and expenses (including reasonable attorneys’ fees and disbursements and other costs of investigations or defense, including those incurred upon any appeal) (each, a “Claim”) which may be instituted or asserted against or incurred by any such Indemnified Person as the result of credit having been extended, suspended or terminated under this Agreement and any other Loan Document and the administration of such credit, and in connection with or arising out of the transactions contemplated hereunder and thereunder, and any actions or failures to act in connection therewith, including any and all Environmental Liabilities and legal costs and expenses arising out of or incurred in connection with disputes between or among any parties to any of the Loan Documents (collectively, “Indemnified Liabilities”); provided, however, that Borrower and Each Guarantor shall not be liable for any indemnification to an Indemnified Person to the extent that any such suit, action, proceeding, claim, damage, loss, liability or expense results solely from that Indemnified Person’s gross negligence or willful misconduct as finally determined by a court of competent jurisdiction.  NO INDEMNIFIED PERSON SHALL BE RESPONSIBLE OR LIABLE TO ANY OTHER PARTY TO ANY LOAN DOCUMENT, ANY SUCCESSOR, ASSIGNEE OR THIRD PARTY BENEFICIARY OF SUCH PERSON OR ANY OTHER PERSON ASSERTING CLAIMS DERIVATIVELY THROUGH SUCH PARTY, FOR INDIRECT, PUNITIVE, EXEMPLARY OR CONSEQUENTIAL DAMAGES WHICH MAY BE ALLEGED AS A RESULT OF CREDIT HAVING BEEN EXTENDED, SUSPENDED OR TERMINATED UNDER ANY LOAN DOCUMENT OR AS A RESULT OF ANY OTHER TRANSACTION CONTEMPLATED HEREUNDER OR THEREUNDER.

(b)    Borrower hereby acknowledges and agrees that Lender (as of the date hereof) is not now nor has ever been in control of any of the Subject Property or the affairs or operations of Borrower.

1.10    Access.

(a)    Borrower and each Guarantor shall:  (i) provide access during normal business hours to Lender and any of its officers, employees and agents as frequently as Lender determines to be appropriate upon reasonable advance notice to Borrower (unless a Default shall have occurred and be continuing, in which event no such notice shall be required and such access shall be at any and all times) to the properties and facilities of Borrower and Guarantors; (ii) permit Lender and any of its officers, employees and agents, as frequently as Lender determines to be appropriate, to inspect, audit and make extracts from all of Borrower and Guarantor’s records, files and books of account upon reasonable advance notice to Borrower (unless a Default shall have occurred and be continuing, in which event no such notice shall be required and such access shall be at any and all times); and (iii) permit Lender and any of its officers, employees and agents, as frequently as Lender determines to be appropriate, upon reasonable advance notice to Borrower (unless a Default shall have occurred and be continuing, in which event no such notice shall be required and such access shall be at any and all times) to conduct audits and to inspect, review and evaluate the Collateral, in each case subject to any confidentiality agreements binding Borrower, and Borrower agrees to render to Lender at Borrower’s cost and expense such clerical and other assistance as may be reasonably requested with regard thereto.

(b)    Borrower shall make available to Lender and its counsel, as quickly as practicable under the circumstances, originals or copies of all books, records, board minutes, contracts, insurance policies, environmental audits, business plans, files, financial statements (actual and pro forma), filings with federal, state and local regulatory agencies, other instruments and documents in the custody or control or otherwise belonging to or property of Borrower and key personnel for interviews which Lender may reasonably request.  Borrower shall deliver any document or instrument reasonably necessary for Lender, as it may from time to time request, to obtain records from any service bureau or other Person which maintains records for Borrower, and shall maintain duplicate records or supporting documentation on media, including computer tapes and discs owned by Borrower.  Borrower shall make available to Lender, upon its reasonable request, information and records prepared by its certified public accountants and its banking and other financial institutions.

1.11    Chief Restructuring Officer.  The Borrower shall hire C. Scott Wilson or another employee of the Borrower, satisfactory to Lender, at a salary of Five Thousand Dollars ($5000) per month, as chief restructuring officer (“Chief Restructuring Officer”) to, among other things, assure to Lender’s satisfaction that the Borrower has complied with all budgets and payments to be made hereunder and administer their estates so as to maintain such compliance.  Any cost for such Chief Restructuring Officer shall be borne by the Borrower but included in Fees.  In the event that such individual is not an employee of the Borrower, such individual shall become an employee of the Borrower prior to serving as Chief Restructuring Officer. Each individual serving as Chief Restructuring Officer shall be satisfactory to Lender at all times, in Lender’s sole discretion.

1.12    Taxes.

(a)    Any and all payments by or on behalf of Borrower hereunder or under the Term Loan Note or other Loan Document shall be made, in accordance with this Section 1.11, free and clear of and without deduction for any and all present or future Taxes.  If Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder or under the Term Loan Note or other Loan Document, (i) the sum payable shall be increased as shall be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 1.11), Lender receives an amount equal to the sum it would have received had no such deductions been made, (ii) Borrower shall make such deductions, and (iii) Borrower shall pay the full amount deducted to the relevant taxing or other authority in accordance with Applicable Law.

(b)    In addition, Borrower agrees to pay any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies that arise from any payment made hereunder or from the execution, delivery or registration of, or otherwise with respect to, this Agreement (hereinafter referred to as “Other Taxes”).

(c)    Borrower shall indemnify and, within ten (10) days of demand therefor, pay Lender for the full amount of Taxes or Other Taxes (including any Taxes or Other Taxes imposed by any jurisdiction on amounts payable under this Section 1.11) paid by Lender and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted.

(d)    Within thirty (30) days after the date of any such payment of Taxes or Other Taxes described in Sections 1.11(a), (b) or (c), Borrower shall furnish to Lender the original or a certified copy of a receipt evidencing payment thereof or other evidence of payment satisfactory to Lender.

1.13    Super-Priority Nature of Obligations and Lender’s Liens.

(a)    The priority of Lender’s Liens on the Collateral shall be as set forth in the Final Order.  Subject to Final Order, no filings, recordings or other actions shall be necessary to perfect and maintain the perfection and status of such Liens.

(b)    All Obligations of Borrower and the Guarantors shall constitute administrative expenses of such party in the Chapter 11 Cases, with administrative priority and senior-secured status under Sections 364(c) and 364(d) of the Bankruptcy Code.  Subject only to the Carve-Out Amount, such administrative claim shall have priority over all other costs and expenses of the kinds specified in, or ordered pursuant to, Sections 105, 326, 330, 331, 503(b), 506(c), 507(a), 507(b), 726 or any other provision of the Bankruptcy Code and shall at all times be senior to the rights of Borrower and the Guarantors, Borrower’ and Guarantors estates, and any successor trustee or estate representative in the Chapter 11 Cases or any subsequent proceeding or case under the Bankruptcy Code.  The liens and security interests granted to Lender in and against the Collateral, and the priorities accorded to the Obligations, shall have the priority and senior-secured status afforded by Sections 364(c) and 364(d)(1) of the Bankruptcy Code (all as more fully set forth in Final Order) senior to all claims and interests other than the Carve-Out Expenses up to the Carve-Out Amount.

(c)    Lender’s Liens and its administrative claim under Sections 364(c)(1) and 364(d) of the Bankruptcy Code afforded the Obligations shall also have priority over any claims arising under Section 506(c) of the Bankruptcy Code, subject and subordinate only to the  Carve-Out Expenses subject to the Carve-Out Amount, subject to the right of the Lender and any other party-in-interest to object to the award of such fees and expenses in accordance with any applicable Bankruptcy Rule or, if applicable, order of the Bankruptcy Court relating to the approval of fees and expenses and objections thereto; provided, however, that Carve-Out Expenses shall not include, and the Carve-Out Amount shall not be available to pay, any fees or disbursements (A) arising after the conversion of a Chapter 11 Case to a case under Chapter 7 of the Bankruptcy Code or (B) related to the commencement or prosecution of any claims or proceedings against Lender or its claims or security interests in, or Liens upon, the Collateral whether under this Agreement or any other Loan Document.  In the event of any inconsistency in the definition of “Carve-Out Amount” between the provisions of this Agreement and the Final Order, the provisions of the Final Order shall govern.

(d)    Except as set forth herein or in the Final Order, no other claim having a priority superior or pari passu to that granted to Lender by the Final Order shall be granted or approved while any Obligations under this Agreement remain outstanding.

1.14    Payment of Obligations.  Upon the maturity (whether by acceleration or otherwise) of any of the Obligations under this Agreement or any of the other Loan Documents, Lender shall be entitled to immediate payment of such Obligations without further application to, or order of, the Bankruptcy Court.

1.15    No Discharge; Survival of Claims.  Borrower and the Guarantors agree, to the extent applicable, that (a) the Obligations hereunder shall not be discharged by the entry of an order confirming a plan of reorganization in the Chapter 11 Cases (and Borrower and the Guarantors, pursuant to Section 1141(d)(4) of the Bankruptcy Code, hereby waive any such discharge) and (b) any super-priority administrative claim granted to Lender pursuant to any order described in Section 1.12 and the Liens granted to Lender pursuant to any order described in Section 1.12 shall not be affected in any manner by the entry of an order confirming a plan of reorganization in the Chapter 11 Cases.

1.16    Waiver of Any Priming Rights.  Upon the Closing Date, and on behalf of itself and its estate, and for so long as any Obligation shall be outstanding, Borrower and each Guarantors hereby irrevocably waives any right, pursuant to Sections 364(c) or 364(d) of the Bankruptcy Code or otherwise, to grant any Lien of equal or greater priority than the Lien securing the Obligations, or to approve a claim of equal or greater priority than the Obligations.

2.    CONDITIONS PRECEDENT

2.1    Conditions to the Term Loan.  Notwithstanding any other provision of this Agreement and without affecting in any manner the rights of Lender hereunder, Borrower shall have no rights under this Agreement (but shall have all applicable obligations hereunder), and Lender shall not be obligated to make any Advances, or to take, fulfill, or perform any other action hereunder, until the following conditions have been fulfilled to the satisfaction of Lender:

(a)    Lender shall have received duly executed counterparts of the Agreement and the other Loan Documents from the Borrower and the Guarantors, and such documents, instruments, certificates, and agreements as Lender shall reasonably request in connection with the transactions contemplated by this Agreement, including all documents, instruments, agreements and other materials listed in Schedule 2.1(a), each in form and substance satisfactory to Lender;

(b)    Lender shall have received evidence satisfactory to it that Borrower and the Guarantors have obtained consents and acknowledgments of all Persons whose consents and acknowledgments may be required, including, but not limited to, all requisite Governmental Authorities, to the terms and to the execution and delivery, of this Agreement and the other Loan Documents and the consummation of the transactions contemplated hereby and thereby.  Lender shall have received resolutions of the Board of Directors or other governing body of Borrower and each Guarantor approving and authorizing, among other things, the execution, delivery and performance of this Agreement and the other Loan Documents to which it is a party or by which it or its assets may be bound as of the Closing Date, certified as of the Closing Date by the Borrower as being in full force and effect without modification or amendment.  Lender shall have received signature and incumbency certificates of the officers of such Person executing the Loan Documents;

(c)    On the date of any Advance, Lender shall be satisfied in its sole discretion that Lender has a valid and continuing first priority perfected security interest in all assets of the Borrower and the Guarantors, including all of Borrower’s and its Subsidiaries’ rights under and to the Subject Property;

(d)    Lender shall have received certificates of property and liability insurance of Borrower and the Guarantors showing loss payable or additional insured clauses or endorsements, or both, as appropriate, in favor of Lender, in form and substance satisfactory to Lender;

(e)    No action, proceeding, investigation, regulation or legislation shall have been instituted or threatened before any Governmental Authority as of the date of any Advance to enjoin, restrain or prohibit, or to obtain damages in respect of, or which is related to or arises out of this Agreement or any of the other Loan Documents or the consummation of the transactions contemplated hereby and thereby and which, in Lender’s sole judgment, would make it inadvisable to consummate the transactions contemplated by this Agreement or any of the other Loan Documents;

(f)    Other than the Chapter 11 Cases and as is disclosed in Schedule 2.1(e), none of the following shall have occurred and be continuing as of the date of any Advance:  (i) a Material Adverse Effect; (ii) a material increase in liabilities, liquidated or contingent (net of any offsetting increase in assets), or a material decrease in assets of Borrower and the Guarantors; or (iii) any litigation or other proceeding which could reasonably be expected to be successful is pending or threatened which, if successful, could, individually or in the aggregate, reasonably be expected to have or result in a Material Adverse Effect;

(g)    Lender shall have received all requested financial information and financial statements requested of Borrower, certified by the Borrower, and in form and substance satisfactory to Lender; and

(h)    Lender shall have received the Budget.

3.    REPRESENTATIONS AND WARRANTIES

To induce Lender to enter into this Agreement and make the Term Loan, Borrower and each Guarantor makes the following representations and warranties to Lender on the date of each Advance (and each such representation and warranty shall survive the execution and delivery of this Agreement) that:

3.1    Corporate Existence; Compliance with Law.  Each of the Borrower and each Guarantor:  (a) is an entity duly organized or formed, validly existing and in good standing under the laws of the jurisdiction of its formation and is duly qualified to do business and is validly existing or in good standing, as the case may be, in each other jurisdiction where its ownership or lease of property or the conduct of its business requires such qualification; (b) subject to the entry of the Final Order by the Bankruptcy Court, has the requisite power and authority and the legal right to own, pledge, mortgage or otherwise encumber and operate its properties, to lease the property it operates under lease, and to conduct its business as now, heretofore and proposed to be conducted; (c) has all material licenses, permits, consents or approvals from or by, and has made all filings with, and has given all material notices to, all Governmental Authorities having jurisdiction, to the extent required for such ownership, operation and conduct; (d) is in compliance with its certificate or articles of formation and operating agreement; and (e) is in compliance in all material respects with all Applicable Law except to the extent that (i) such compliance is excused by the U.S.  Bankruptcy Code or by an applicable order of the Bankruptcy Court and (ii) such non-compliance would neither have nor could reasonably be expected to have a Material Adverse Effect.

3.2    Executive Offices; Corporate or Other Names; FEIN.  The current locations of Borrower’s and Guarantors’ executive offices, principal place of business, corporate offices, all warehouses and premises within which any Collateral is stored or located, and the locations of Borrower’s and Guarantors’ records concerning the Collateral are set forth in Schedule 3.2 and, except as set forth in Schedule 3.2, such locations have not changed during the preceding 12 months.  In addition, the federal employer identification number of Borrower is shown on Schedule 3.2.  During the prior five (5) years, except as set forth in Schedule 3.2, neither Borrower nor any Guarantor has been known as or used any corporate, fictitious or trade name.

3.3    Corporate Power; Authorization; Enforceable Obligations.  Upon the entry of the Final Order by the Bankruptcy Court, the execution, delivery and performance by each of the Borrower and each Guarantor of the Loan Documents to which it is a party and all other instruments and documents to be delivered by it hereunder and thereunder to the extent it is a party thereto and the creation of all Liens provided for herein and therein:  (a) are within its organizational power; (b) have been duly authorized by all necessary action; (c) are not in contravention of any provision of its certificate or articles of organization or by-laws or other organizational documents; (d) will not violate any law or regulation, or any order or decree of any court or governmental instrumentality; (e) will not conflict with or result in the breach or termination of, constitute a default under or accelerate any performance required by, any material indenture, mortgage, deed of trust, lease, agreement or other instrument to which it is a party or by which it or any of its material property is bound; (f) will not result in the creation or imposition of any Lien upon any of the property of Borrower or any Guarantor other than those in favor of Lender, all pursuant to the Loan Documents; and (g) do not require the consent or approval of any Governmental Authority or any other Person, all of which will have been duly obtained, made or complied with prior to the Closing Date and which are in full force and effect.  At or prior to the Closing Date, each of the Loan Documents to which each of the Borrower and each Guarantor is a party shall have been duly executed and delivered by it and shall then, assuming due execution and delivery by the other parties thereto, subject to the entry of the Final Order by the Bankruptcy Court, constitute a legal, valid and binding obligation of it to the extent it is a party thereto, enforceable against it in accordance with its terms.

3.4    Financial Statements.  Borrower has delivered to Lender audited financial statements of Borrower for the fiscal year ended March 31, 2007 and unaudited financial statements for each fiscal quarter thereafter (together, the “Financial Statements”).  The Financial Statements, taken as whole, fairly present in all material respects, in accordance with GAAP, (i) the financial condition of Borrower and Guarantors as of the date thereof, and (ii) the results of operations and cash flow of Borrower for the fiscal year ended March 31, 2007 and the most recently available fiscal quarter, as applicable.

3.5    Material Adverse Effect.  Except as set forth in Schedule 3.5, Borrower and Guarantors have no material obligations, contingent liabilities, or liabilities for Charges, long-term leases or unusual forward or long-term commitments which are not reflected in the Financial Statements.  Except as otherwise permitted hereunder or as set forth in Schedule 3.5, no Restricted Payment has been made since December 31, 2007, and no shares of Stock of Borrower have been, or are now required to be, redeemed, retired, purchased or otherwise acquired for value by Borrower.  Other than as disclosed in the audited financial statements of Borrower for the fiscal year ended March 31, 2007, since such date no event or events have occurred or are continuing which, individually or in the aggregate, could reasonably be expected to have or result in a Material Adverse Effect, other than the commencement of the Chapter 11 Cases and any such event or events which have been disclosed in writing to the Lender.

3.6    Ownership of Property; Liens.  Except as described in Schedule 3.6, the real estate listed in Schedule 3.6 constitutes all of the real property owned, leased or used in Borrower’s and Guarantors’ businesses.  Each of Borrower and Guarantors has either good and marketable title or valid leasehold interests in the properties listed on such Schedule.  Borrower and Guarantors do not own any real property or have any real property interests other than as set forth on Schedule 3.6.  None of the properties and assets of Borrower or a Guarantor are subject to any Liens, except (x) Permitted Encumbrances, (y) the Pre-Petition Liens and (z) from and after the Closing Date, the Lien in favor of Lender pursuant to the Collateral Documents.  Except as described in Schedule 3.6, Borrower has received all deeds, assignments, waivers, consents, non-disturbance and recognition or similar material agreements, bills of sale and other documents, and duly effected all recordings, filings and other material actions necessary to establish, protect and perfect Borrower’s and Guarantors’ right, title and interest in and to all such real estate and other assets or property.  Except as described in Schedule 3.6: (i) Neither Borrower nor any Guarantor owns, holds or is obligated under or a party to, any option, right of first refusal or any other contractual right to purchase, acquire, sell, assign or dispose of any real property owned by Borrower it as set forth in Schedule 3.6, and (ii) no material portion of any real property owned by it has suffered any material damage by fire or other casualty loss which has not heretofore been completely repaired and restored to its condition before the casualty.  All permits required to have been issued or appropriate to enable the real property owned by Borrower or a Guarantor to be lawfully occupied and used for all of the purposes for which they are currently occupied and used have been lawfully issued and are, as of the date hereof, in full force and effect.

3.7    Restrictions; No Default.  No Contract, lease, agreement, instrument or other document to which Borrower is a party or by which it or any of its properties or assets is bound or affected and no provision of any charter, corporate restriction, Applicable Law or governmental regulation, individually or in the aggregate, has had a Material Adverse Effect since December 31, 2007.  Borrower and Guarantors are not in default, and to the knowledge of Borrower and Guarantors, no third party is in default, under or with respect to any Contract, lease, agreement, instrument or other documents to which Borrower or a Guarantor is a party, which default or defaults, individually or in the aggregate, could reasonably be expected to have or result in a Material Adverse Effect.  No Default has occurred and is continuing.

3.8    Ventures, Subsidiaries and Affiliates; Outstanding Stock and Indebtedness.  Borrower has no Subsidiaries other than the Guarantors.  Borrower and the Guarantors are not engaged in any joint venture or partnership with another Person, except as set forth in Schedule 3.8.  Except as set forth in Schedule 3.8, there are no outstanding rights to purchase options, warrants or similar rights or agreements pursuant to which Borrower may be required to issue, sell or purchase any Stock or other equity security.  Schedule 3.8 lists all outstanding Stock of Borrower and the Guarantors and the percentage of ownership and voting interests of the owners thereof as of the Closing Date.

3.9    Government Regulation.  Borrower and the Guarantors are not (a) an “investment company” or an “affiliated person” of, or “promoter” or “principal underwriter” for, an “investment company,” as such terms are defined in the Investment Company Act of 1940 as amended; or (b) subject to regulation under the Federal Power Act, the Interstate Commerce Act or any other federal or state statute that restricts or limits Borrower’s and Guarantors’ ability to incur Indebtedness, pledge their assets, or to perform their obligations hereunder, or under any other Loan Document, and the making of the Term Loan by Lender, the application of the proceeds and repayment thereof by Borrower and the Guarantors and the consummation of the transactions contemplated by this Agreement and the other Loan Documents, will not violate any provision of any such statute or any rule, regulation or order issued by the Securities and Exchange Commission.

3.10    Taxes.  Except as set forth in Schedule 3.10, all federal, state, local and foreign tax returns, reports and statements, including information returns required to be filed with respect to Borrower and the Guarantors have been timely filed, all such tax returns, reports and statements are correct and complete in all material respects, and except as otherwise prohibited by the Chapter 11 Cases, all Charges and other impositions due and payable with respect to Borrower and the Guarantors (whether or not shown on any such tax returns, reports and statements) have been paid prior to the date on which any fine, penalty, interest or late charge may be added thereto for nonpayment thereof.  Borrower and the Guarantors have adequately provided for in their books and records all unpaid Charges and other impositions, being those not yet due and payable.  Proper and accurate amounts have been withheld by Borrower and the Guarantors from their employees and other third parties for all periods and such withholdings have been timely paid to the respective Governmental Authorities.  Schedule 3.10 sets forth those taxable years for which any of the tax returns of Borrower and the Guarantors are currently being audited by the IRS or any other applicable Governmental Authority, and any currently, pending or threatened assessments, actions, disputes or claims with respect to taxes are listed thereon.  There are no liens on any of the assets of Borrower and the Guarantors with respect to Taxes except for Permitted Encumbrances.  Except as described in Schedule 3.10, Borrower and the Guarantors have not executed or filed with the IRS or any other Governmental Authority any agreement or other document extending, or having the effect of extending, the period for assessment or collection of any Charges or the filing of any tax return.  None of the property owned by Borrower and the Guarantors is property which it is required to treat as being owned by any other Person pursuant to the provisions of IRC Section 168(f)(8) of the Internal Revenue Code of 1954, as amended, and in effect immediately prior to the enactment of the Tax Reform Act of 1986 or is “tax-exempt use property” within the meaning of IRC Section 168(h).  Borrower and the Guarantors have not agreed or been requested to make any adjustment under IRC Section 481(a) by reason of a change in accounting method or otherwise.  Borrower and the Guarantors have no obligation under any tax-sharing agreement or arrangement, or liability for Charges or impositions for any other Person under applicable law, as transferee or successor, or by contract, except as described in Schedule 3.10.

3.11    ERISA.  Schedule 3.11 lists all Plans maintained or contributed to by Borrower and the Guarantors and all Qualified Plans, Pension Plans, Retiree Welfare Plans or Welfare Plans maintained or contributed to by any ERISA Affiliate.  Except as set forth on Schedule 3.11, none of the Borrower, any Guarantors or any current or former ERISA Affiliate sponsors (or has sponsored), contributes to (or has contributed to), or is (or was) required to contribute to or has any liability with respect to any Title IV Plan, any Plan subject to IRC Section 412 or ERISA Section 302, or any Retiree Welfare Plan.  Except as set forth on Schedule 3.11, none of Borrower, any Guarantor or any current or former ERISA Affiliate contributes to (or has contributed to) or is (or was) required to contribute to any Multiemployer Plan.  IRS determination letters regarding the qualified status under IRC Section 401 of each Qualified Plan have been received as of the dates listed in Schedule 3.11.  Each of the Qualified Plans has been amended to comply with the Tax Reform Act of 1986 and to make other changes required under the IRC or ERISA, and if such required amendments are not subject to the determination letters described in the previous sentence, each Qualified Plan so amended will be submitted to the IRS for a determination letter as to the ongoing qualified status of the Plan under the IRC within the applicable IRC Section 401(b) remedial amendment period; and each such Plan shall be amended, including retroactive amendments, as required during such determination letter process to maintain the qualified status of such Plans.  To the knowledge of Borrower and the Guarantors, the Qualified Plans as amended continue to qualify under Section 401 of the IRC, the trusts created thereunder continue to be exempt from tax under the provisions of IRC Section 501(a), and nothing has occurred which would cause the loss of such qualification or tax-exempt status.  Except as set forth on Schedule 3.11, each Plan is in compliance in all material respects with the applicable provisions of ERISA and the IRC, including the filing of all reports required under the IRC or ERISA which are true and correct as of the date filed, and all required contributions and benefits have been paid in accordance with the provisions of each such Plan.  Borrower and the Guarantors have not engaged in a prohibited transaction, as defined in IRC Section 4975 or Section 406 of ERISA, in connection with any Plan which would subject any such Person (after giving effect to any exemption) to a material tax on prohibited transactions imposed by IRC Section 4975 or any other material liability.  Except as set forth in Schedule 3.11:  (i) there are no pending, or to the knowledge of Borrower and the Guarantors, threatened claims, actions or lawsuits (other than claims for benefits in the normal course), asserted or instituted against (x) any Plan or its assets, (y) any fiduciary with respect to any Plan or (z) Borrower or the Guarantors or any ERISA Affiliate with respect to any Plan; (ii) Borrower and the Guarantors and each ERISA Affiliate have complied with the notice and continuation coverage requirements of IRC Section 4980B and the proposed or final regulations thereunder; and (iii) no liability under any Plan has been funded, nor has such obligation been satisfied with, the purchase of a contract from an insurance company that is not A rated by A.M.  Best and the equivalent by each other nationally recognized rating agency.

3.12    No Litigation.  Other than the Chapter 11 Cases and except as set forth in Schedule 3.12 as of the Closing Date, no litigation, action, suit, arbitration, investigation or other proceeding is now pending or, to the knowledge of Borrower and the Guarantors, threatened against it, at law, in equity or otherwise; and no such matter (whether shown on Schedule 3.12 as of the Closing Date or subsequently arising) (a) challenges any such Person’s right, power, or competence to enter into or perform any of its obligations under the Loan Documents, or the validity or enforceability of any Loan Document or any action taken thereunder or any Liens granted to Lender, or (b) if determined adversely and if it could be reasonably expected to be determined adversely, individually or in the aggregate, could reasonably be expected to have or result in a Material Adverse Effect.  To the knowledge of Borrower and the Guarantors other than the Chapter 11 Cases and except as set forth in Schedule 3.12 as of the Closing Date, there does not exist a state of facts which could reasonably be expected to give rise to any such litigation, action, suit, claim, arbitration, investigation or other proceeding.

3.13    Brokers.  Except as set forth in Schedule 3.13, no broker or finder, investment banker or other intermediary of any kind acting on behalf of Borrower and the Guarantors brought about the obtaining, making or closing of the credit extended pursuant to this Agreement or the transactions contemplated by the Loan Documents, and Borrower and the Guarantors have no obligation to any Person in respect of any finder’s, brokerage investment banking, placement or other fees or amounts (including expenses) due in connection therewith.

3.14    Full Disclosure.  No information contained in this Agreement, the other Loan Documents, the Financial Statements or any written statement furnished by or on behalf of Borrower and the Guarantors pursuant to the terms of this Agreement or any other Loan Document, which has previously been delivered to Lender, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein not misleading in light of the circumstances under which they were made.

3.15    Environmental Matters.  Except as set forth on Schedule 3.15 and for routine operations in the ordinary course of business in compliance with applicable permits issued by or law of a Governmental Authority, the Subject Property is free of any Hazardous Material and Borrower and the Guarantors have not caused or suffered to occur any Release at, under, above or within any Subject Property, which violated any Environmental Law.  Except as set forth on Schedule 3.15, there are no existing or potential Environmental Liabilities for Borrower and the Guarantors of which they have knowledge.  Borrower and the Guarantors are not involved in operations which are reasonably likely to result in material Environmental Liabilities on it, or any owner of any premises which it occupies, or any Lien securing the same under any Environmental Law.  Borrower and the Guarantors have provided to Lender copies of all existing environmental reports, reviews and audits and all written information pertaining to actual or potential Environmental Liabilities relating to or affecting the Subject Property.  Borrower and the Guarantors hereby acknowledge and agree that Lender is not now, and has not ever been, in control of any of the Subject Property or Borrower’s and the Guarantors’ affairs, and (ii) does not have the capacity through the provisions of this Agreement or the other Loan Documents or otherwise to influence Borrower’s and the Guarantors’ conduct with respect to the ownership, operation or management of any of the Subject Property or compliance (or not) with Environmental Laws.

3.16    Insurance Policies.  Borrower’s and Guarantors’ insurance is reasonable and standard for Borrower’s and Guarantors’ industry and geographic location.

3.17    Deposit and Disbursement Accounts.  Schedule 3.17 lists all banks and other financial institutions at which Borrower and the Guarantors maintain deposits or other accounts or post office lock boxes and such Schedule correctly identifies the name, address and telephone number of each depository, the name in which the account is held, a description of the purpose of the account, and the complete account number.  Borrower and the Guarantors have delivered to Lender true, correct and complete copies of all agreements, instruments and other documents relating to any credit card programs, arrangements or agreements to which they are a party.

3.18    Government Contracts.  Except as set forth in Schedule 3.18, as of the Closing Date, Borrower and the Guarantors are not party to any contract or agreement with the federal government and no Borrower’s or Guarantors’ Accounts are subject to the Federal Assignment of Claims Act (31 U.S.C.  Section 3727).

3.19    Customer and Trade Relations.  As of the Closing Date, except as set forth on Schedule 3.19, there exists no actual or threatened termination or cancellation of, or any material adverse modification or change in: (a) the business relationship of Borrower and the Guarantors with any customer or group of customers whose purchases during the preceding twelve (12) months caused them to be ranked among the ten (10) largest customers of Borrower and the Guarantors; or (b) the business relationship of Borrower and the Guarantors with any supplier material to its operations.

3.20    Agreements and Other Documents.  As of the Closing Date, Borrower and the Guarantors have provided Lender and its counsel, accurate and complete copies (or summaries) of all of the following Material Contracts to which Borrower and the Guarantors are subject and each of which are listed on Schedule 3.20:  (a) supply agreements and purchase agreements not terminable by Borrower and the Guarantors within sixty (60) days following written notice issued by Borrower and the Guarantors and involving transactions in excess of $100,000 per annum; (b) any lease of Equipment having a remaining term of one year or longer and requiring aggregate rental and other payments in excess of $50,000 per annum; (c) licenses and permits held by Borrower and the Guarantors, the absence of which could be reasonably likely to have a Material Adverse Effect; (d) instruments or documents evidencing Indebtedness of Borrower and the Guarantors and any security interest granted by Borrower and the Guarantors with respect thereto; and (e) instruments and agreements evidencing the issuance of any Stock, warrants, rights or options to purchase Stock of Borrower and the Guarantors.

3.21    Bankruptcy Matters.

(a)    The Chapter 11 Cases were commenced on the Petition Date in accordance with Applicable Law and proper notice thereof and proper notice of the hearing for the approval of the Final Order has been given.

(b)    Pursuant to and to the extent permitted in the Final Order, the Obligations will constitute allowed administrative expense claims in the Chapter 11 Cases having priority over all administrative expense claims and unsecured claims against Borrower now existing or hereafter arising, of any kind whatsoever, including, without limitation, all administrative expense claims of the kind specified in Sections 326, 330, 331, 503(b), 506(c), 507(a), 507(b), 546(c), 726, or any other provision of the Bankruptcy Code, as provided under Section 364(c)(1) of the Bankruptcy Code, subject, as to priority only, to the Carve-Out Amount.

(c)    Pursuant to and to the extent provided in the Final Order, the Obligations will be secured by a valid and perfected first priority Lien in and against all of the Collateral.

(d)    The Final Order is in full force and effect and has not been reversed, stayed, modified or amended (except as may be modified or amended with Lender’s express written consent).

(e)    Notwithstanding the provisions of Section 362 of the Bankruptcy Code, upon the maturity (whether by acceleration or otherwise) of any of the Obligations, Lender shall be entitled to immediate payment of such Obligations and to enforce the remedies provided for hereunder, without further application to or order by the Bankruptcy Court.

4.    FINANCIAL STATEMENTS AND INFORMATION

4.1    Reports and Notices.  Borrower covenants and agrees that from and after the Closing Date and until the Termination Date, it shall deliver to Lender the Financial Statements, budgets, cash flow forecasts, reports and notices at the times and in the manner set forth in Annex B.

4.2    Communication with Accountants.  Borrower authorizes Lender to communicate directly with its independent certified public accountants and tax advisors (excluding legal counsel) and authorizes those accountants and advisors to disclose to Lender any and all work papers and financial statements and other supporting financial documents and schedules, including copies of any management letter with respect to the business, financial condition and other affairs of Borrower; provided, however, that Lender shall give Borrower reasonable prior notice of any such communications and Borrower shall be invited to be present during any such communications (but such presence shall not be a prerequisite of such communications).  At Lender’s request, Borrower shall send a letter to such accountants and tax advisors, and deliver a copy thereof to Lender, instructing them to make available to Lender such information and records as Lender may reasonably request and to otherwise comply with the provisions of this Section 4.  In addition, at or before the Closing Date and on each date the annual audited consolidated financial statements are delivered to Lender as required by Annex B, such accountants and tax advisors shall deliver a letter to Lender stating that (a) Lender is entitled to rely upon any such accountant’s certification of Borrower’s audited financial statements delivered after the Closing Date and (b) such accountants and tax advisors shall otherwise comply with this Section 4 (including making available such information and records as Lender may reasonably request).

4.3    Documents Filed with the Bankruptcy Court or Delivered to the U.S.  Trustee or Committee.  At the time any report (including, without limitation, monthly reports), projection, prospectus or other similar document is filed with the Bankruptcy Court and not otherwise served on counsel to Lender, Borrower shall deliver to Lender copies of any such report, projection, prospectus or other similar document.  Borrower shall also promptly provide Lender with copies of all reports provided by or on behalf of Borrower to the Committee, if any, with respect to the Chapter 11 Case.

5.    AFFIRMATIVE COVENANTS

Borrower and each Guarantor covenants and agrees that, unless Lender shall otherwise consent in writing, from and after the date hereof and until the Termination Date, Borrower and each Guarantor shall comply with the following affirmative covenants:

5.1    Maintenance of Existence and Conduct of Business.  (a) Except as occasioned by the Chapter 11 Cases, do or cause to be done all things necessary to preserve and keep in full force and effect its statutory existence and corporate franchises; (b) continue to conduct its business substantially as now conducted or as otherwise permitted hereunder; (c) at all times maintain, preserve and protect all of its material Intellectual Property, and preserve all the remainder of its material property, in use or useful in the conduct of its business and keep the same in good repair, working order and condition (taking into consideration ordinary wear and tear) and from time to time make, or cause to be made, all necessary or appropriate repairs, replacements and improvements thereto consistent with industry practices, so that the business carried on in connection therewith may be properly and advantageously conducted at all times, provided that nothing in this Section 5.1(c) shall prevent Borrower from discontinuing the use or operation of any property if such discontinuance, in the judgment of Borrower’s Board of Directors, is desirable in the conduct of its business; and (d) transact business only under the names set forth in Schedule 3.2.

5.2    Payment of Charges and Claims.  To the extent permitted hereunder and to the extent applicable in the Chapter 11 Cases, pay and discharge, or cause to be paid and discharged in accordance with the terms thereof, (a) all Charges imposed upon it or its income and profits, or any of its property (real, personal or mixed) prior to the date on which penalties attach thereto, and (b) all lawful claims for labor, materials, supplies and services or otherwise, which, if unpaid, might or could become a Lien on its property; provided, however, that Borrower shall not be required to pay any such Charge or claim which is being contested in good faith by proper legal actions or proceedings, so long as at the time of commencement of any such action or proceeding and during the pendency thereof (i) reserves with respect thereto are established and are maintained in accordance with GAAP, (ii) such contest operates to suspend collection of the contested Charges or claims and is maintained and prosecuted continuously with diligence, (iii) none of the Collateral would be subject to forfeiture or loss by reason of the institution or prosecution of such contest, (iv) no Liens securing an aggregate amount in excess of $25,000 shall exist for such Charges or claims during such action or proceeding (excluding Liens securing obligations fully covered by insurance or otherwise bonded to the satisfaction of Lender), and (v) if such contest is terminated or discontinued adversely to Borrower, Borrower shall promptly pay or discharge such contested Charges and all additional charges, interest penalties and expenses, if any, and shall deliver to Lender evidence reasonably acceptable to Lender of such compliance, payment or discharge, if such contest is terminated or discontinued adversely to Borrower.

5.3    Books and Records.  Keep adequate records and books of account with respect to its business activities, in which proper entries, reflecting all of its consolidated and consolidating financial transactions, are made in accordance with GAAP and on a basis consistent with the Financial Statements in all material respects.

5.4    Litigation.  Notify Lender in writing, promptly upon learning thereof, of any litigation, action, suit, claim, investigation, arbitration or other proceeding commenced or threatened, at law, in equity or otherwise against it, and of the institution against it of any suit or administrative proceeding which (a) could reasonably be expected to involve an amount in excess of $25,000 individually or in the aggregate, or (b) if adversely determined, individually or in the aggregate, could reasonably be expected to have or result in a Material Adverse Effect.

5.5    Insurance.

(a)    At its sole cost and expense, maintain or cause to be maintained policies of insurance of such type and in such amounts as is reasonable and standard in Borrower’s industry and geographic location and as is satisfactory to Lender and with insurers recognized as adequate by Lender.  Borrower shall notify Lender promptly of any adverse occurrence causing a material loss or material decline in value of any real or personal property and the estimated (or actual, if available) amount of such loss or material decline.  Borrower hereby directs all present and future insurers under its “All Risk” policies of insurance to pay all proceeds payable thereunder directly to Lender.  Each of the Borrower and each Guarantor irrevocably makes, constitutes and appoints Lender (and all officers, employees or agents designated by Lender) as its true and lawful agent and attorney in-fact for the purpose of, upon the occurrence and during the continuance of a Default, making, settling and adjusting claims under the “All Risk” policies of insurance, endorsing the name of such Person on any check, draft, instrument or other item of payment for the proceeds of such “All Risk” policies of insurance, and for making all determinations and decisions with respect to such “All Risk” policies of insurance.  In the event Borrower at any time or times hereafter shall fail to obtain or maintain (or fail to cause to be obtained or maintained) any of the policies of insurance required above or to pay any premium in whole or in part relating thereto, Lender, without waiving or releasing any Obligations or Default hereunder, may at any time or times thereafter (but shall not be obligated to) obtain and maintain such policies of insurance and pay such premium and take any other action with respect thereto which Lender deems advisable.  All sums so disbursed, including reasonable attorneys’ fees, court costs and other charges related thereto, shall be payable, on demand, by Borrower to Lender and shall be additional Obligations hereunder secured by the Collateral.

(b)    Lender reserves the right at any time, upon review of Borrower’s risk profile, to reasonably require additional forms and limits of insurance to adequately protect Lender’s interests.  Borrower shall, if so requested by Lender, deliver to Lender, as often as Lender may reasonably request, a report of a reputable insurance broker reasonably satisfactory to Lender with respect to its insurance policies.

5.6    Compliance with Laws. Comply in all material respects with all federal, state and local laws (including those relating to bankruptcy and insolvency laws), permits and regulations applicable to it, including those relating to licensing, environmental, ERISA and labor matters.

5.7    Agreements; Leases.  (i) Perform, within all required time periods (after giving effect to any applicable grace periods), all of its material obligations (except where Borrower is contesting such obligation reasonably and in good faith or where performance is excused by the Bankruptcy Code or by an applicable order of the Bankruptcy Court and such non-compliance would neither have nor could be reasonably expected to have a Material Adverse Effect on Borrower’s business or assets or upon any of the rights, remedies or interests of the Lender) and (ii) enforce all of its material rights under each Contract or other document or instrument to which it is a party.  Borrower shall perform and comply in all material respects with all obligations in respect of Chattel Paper, Instruments, Contracts, Licenses, and Documents and all other agreements constituting or giving rise to Collateral, except to the extent that (i) such compliance is excused by the Bankruptcy Code or by an applicable order of the Bankruptcy Court as to Borrower and (ii) such non-compliance would neither have nor could reasonably be expected to have a Material Adverse Effect on Borrower’s business or assets or upon any of the rights, remedies or interests of the Lender.

5.8    Intentionally Omitted.

5.9    Environmental Matters.  Except as otherwise prohibited by the Chapter 11 Case, comply in all material respects with all Environmental Laws and permits applicable to it, (b) notify Lender promptly after Borrower becomes aware of any Release upon any Subject Property which, individually or in the aggregate, could reasonably be expected to have or result in a Material Adverse Effect, and (c) promptly forward to Lender a copy of any order, notice, permit, application, or any communication or report by any Governmental Authority received by Borrower in connection with any such Release or any other matter relating to the Environmental Laws that may affect any Subject Property or Borrower.  The provisions of this Section 5.9 shall apply whether or not the Environmental Protection Agency, any other federal agency or any state or local environmental agency has taken or threatened any action in connection with any Release or the presence of any Hazardous Materials.

5.10    Application of Proceeds.  Use the proceeds of the Term Loan as provided in Section 1.3.

5.11    Fiscal Year.  Maintain as its Fiscal Year the year ending March 31st.

5.12    Subsidiaries.  Not form or acquire any Subsidiary.

5.13    Further Assurances.  At its sole cost and expense, upon request of Lender, duly execute and deliver, or cause to be duly executed and delivered, to Lender such further instruments and documents and do and cause to be done such further acts as may be necessary or proper in the reasonable opinion of Lender to carry out more effectively the provisions and purposes of this Agreement or any other Loan Document.

5.14    Appraisals.  Allow Lender and its designees from time to time as Lender shall direct, to perform, and shall assist Lender and its designees in performing, appraisals of Borrower’s Inventory, Equipment, accounts receivable and Subject Property.  So long as no Default has occurred and is continuing, Lender agrees to provide to Borrower upon the request of Borrower any such appraisal prepared by a third party unaffiliated with Lender which has consented to Lender so providing such appraisal.  In furtherance of the foregoing, Lender agrees to use reasonable efforts to obtain any such consent.  Borrower agrees to pay all reasonable out-of-pocket costs and expenses incurred by Lender in connection with such appraisals conducted after a Default.

5.15    Intellectual Property.  Conduct its business and affairs without infringement of or interference with any Intellectual Property of any other Person.

5.16    Schedule of Financial Affairs.  On or before June 4, 2008, file with the Bankruptcy Court completed statements of financial affairs and schedules of assets and liabilities as required by the Bankruptcy Rules.

6.    NEGATIVE COVENANTS

Borrower covenants and agrees that, unless Lender shall otherwise consent in writing, from and after the date hereof and until the Termination Date, Borrower shall not, and shall cause each Guarantor not, to do any of the following:

6.1    Mergers, Subsidiaries, Etc.  Directly or indirectly, by operation of law or otherwise, merge, consolidate or otherwise combine with any Person or acquire or hold all or substantially all of the assets or capital stock of any Person, or form, acquire or hold any Subsidiary.

6.2    Indebtedness.  Create, incur, assume or permit to exist any Indebtedness, except:  (a) the Obligations; (b) Deferred Taxes; (c) Capital Lease Obligations and Indebtedness secured by purchase money Liens permitted under clause (b) of Section 6.6 (including any such Capital Lease Obligations and Indebtedness set forth in Schedule 6.2) and from and after the Closing Date, create, incur or assume vendor debt in a maximum aggregate amount at any one time outstanding not to exceed $100,000; (d) Guaranteed Indebtedness permitted under Section 6.5; and (e) Indebtedness existing on the Closing Date and set forth in Schedule 6.2.

6.3    Affiliate and Employee Transactions.  Except as set forth in Schedule 6.3 or as otherwise expressly permitted hereunder, enter into or be party to any lending, borrowing or other commercial transaction or arrangement with any of its Affiliates, officers, directors or employees, including payment of any management, consulting, advisory, service or similar fee or any deferred compensation (excluding salaries, bonuses and other compensation to its officers, directors and employees in the ordinary course of business, consistent with past practices).

6.4    Capital Structure and Business.  Except as otherwise provided in any plan of reorganization and contemplated by the Term Sheet, (a) make any changes in its business operations which, individually or in the aggregate, could adversely affect the repayment of the Obligations or reasonably be expected to have or result in a Material Adverse Effect; (b) make any change in its capital structure or issue of any Stock or make any revision of the terms of its outstanding Stock or amend or modify any shareholders, voting or similar agreement to which it is a party or enter into any such agreement, in each case, without the prior written consent of Lender; (c) amend its articles or certificate of formation, charter, by-laws or other organizational documents; or (d) engage in any business other than the businesses engaged in as of the Closing Date and other business directly related thereto.

6.5    Guaranteed Indebtedness.  Create, incur, assume or permit to exist any Guaranteed Indebtedness except for the Obligations under the Loan Documents and:  (a) endorsements of instruments or items of payment for deposit to a bank account of Borrower; (b) performance bonds or indemnities entered into in the ordinary course of business, consistent with past practices; and (c) Guaranteed Indebtedness outstanding on the Closing Date and listed in Schedule 6.2.

6.6    Liens.  Create or permit to exist any Lien on any of its properties or assets except for:  (a) presently existing or hereafter created Liens in favor of Lender, to secure the Obligations and (b) Permitted Encumbrances. The prohibition provided for in this Section 6.6 specifically includes, without limitation, any effort by Borrower, any Committee, or any other party-in-interest in the Chapter 11 Case to prime or create pari passu to any claims or interest of Lender any Lien (other than for the Carve-Out Expenses up to the Carve-Out Amount) irrespective of whether such claims or interest may be “adequately protected”.

6.7    Sale of Assets.  Except as otherwise provided in any plan of reorganization and contemplated by the Term Sheet, sell, transfer, convey, assign or otherwise dispose of any of its assets or properties, including any Collateral; provided, however, that the foregoing shall not prohibit (a) the sale of Inventory in the ordinary course of business; and (b) the sale or disposition for fair consideration in any Fiscal Year of any assets in the ordinary course of business which have become obsolete or surplus to the business of Borrower having a fair market value of not greater than $50,000 in the aggregate during such Fiscal Year.

6.8    ERISA.  Acquire any new ERISA Affiliate that maintains or has an obligation to contribute to a Pension Plan that has either an “accumulated funding deficiency,” as defined in Section 302 of ERISA, or any “unfunded vested benefits,” as defined in Section 4006(a)(3)(E)(iii) of ERISA in the case of any Pension Plan other than a Multiemployer Plan and in Section 4211 of ERISA in the case of a Multiemployer Plan.  Additionally, no Borrower nor any ERISA Affiliate shall:  (a) permit or suffer any condition set forth in Section 3.13 to cease to be met and satisfied at any time, other than permitting an ERISA Affiliate acquired after the Closing Date to sponsor a Title IV Plan, a Plan subject to IRC Section 412 or ERISA Section 302, or a Retiree Welfare Plan; (b) terminate any Title IV Plan where such termination could reasonably be anticipated to result in liability to Borrower; (c) permit any accumulated funding deficiency, as defined in Section 302(a)(2) of ERISA, to be incurred with respect to any Pension Plan; (d) fail to make any contributions or fail to pay any amounts due and owing as required by the terms of any Plan before such contributions or amounts become delinquent; (e) make a complete or partial withdrawal (within the meaning of Section 4201 of ERISA) from any Multiemployer Plan prior; (f) fail to provide Lender with copies of any Plan documents or governmental reports or filings, if reasonably requested by Lender; (g) fail to make any contribution or pay any amount due as required by IRC Section 412 or Section 302 of ERISA; (h) allow any ERISA Event or event described in Section 4062(e) of ERISA to occur with respect to any Title IV Plan; and (i) with respect to all Retiree Welfare Plans, allow the present value of future anticipated expenses to increase by $500,000.

6.9    [Intentionally Omitted].

6.10    Restricted Payments; Use of Proceeds.  (a) Make any Restricted Payment to any Person, except that Borrower and Guarantors may make payments between each other in the ordinary course of business, provided, that any such payments which are in the nature of loans are evidenced by intercompany notes, repayment of which is subordinated to repayment of the Obligations, and which notes shall be collaterally assigned to Lender, to secure the Obligations; or (b) utilize the Collateral and the proceeds of the Term Loan other than for (i) working capital and general corporate purposes including certain fees and expenses of professionals retained by Borrower, subject to the Final Order solely for the purposes specified in the Budget and (ii) certain other pre-petition expenses that are approved by the Bankruptcy Court and previously approved by Lender.

6.11    Hazardous Materials.  Except as set forth in Schedule 6.11, (a) cause or permit a Release of Hazardous Material on, under, in or about any Subject Property in breach of any Environmental Law; (b) use, store, generate, treat or dispose of Hazardous Materials, except in compliance in all material respects with the Environmental Laws; or (c) transport any Hazardous Materials to or from any Subject Property, except in compliance in all material respects with the Environmental Laws.

6.12    Sale-Leasebacks. Engage in any sale-leaseback, synthetic lease or similar transaction involving any of its property or assets.

6.13    Cancellation of Indebtedness.  Cancel any claim or Indebtedness owing to it, except for adequate consideration negotiated in an arm’s length transaction and in the ordinary course of its business, consistent with past practices.

6.14    Bank Accounts.  Maintain any deposit, operating or other bank accounts except for those accounts identified in Schedule 3.17.

6.15    Margin Regulations.  Directly or indirectly, use the proceeds of the Term Loan to purchase or carry any Margin Stock or any equity security of a class which is registered pursuant to Section 12 of the Securities Exchange Act of 1934.

6.16    Limitation on Negative Pledge Clauses. Directly or indirectly enter into any agreement (other than the Loan Documents) with any Person which prohibits or limits the ability of Borrower or any Guarantor to create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired.

6.17    Material Contracts.  (a) Cancel or terminate any Material Contract unless, in the discretion of the Board of Directors of Borrower, there occurs an event of default by any other party to such contract; and (b) waive any default or breach any Material Contract, or materially amend or otherwise modify any Material Contract or take (or omit to take) any other material adverse action in connection with any Material Contract.

6.18    Leases.  (a) Renew (by amendment, modification or otherwise) any Lease or similar agreements other than renewals of existing Leases upon substantially the same terms (other than reasonable increases in rent based on market conditions) as are in effect on the Closing Date, or (b) enter into any new Lease or similar agreements other than as permitted under Section 6.19.

6.19    New Premises.  Except with respect to Methane Energy Corp., enter into, or become a lessee under, any Operating Lease of real property without the prior written consent of Lender.

6.20    Repayment of Indebtedness.  Except pursuant to a confirmed reorganization plan and except as specifically permitted hereunder, without the express prior written consent of Lender or pursuant to an order of the Bankruptcy Court after notice and hearing, make any payment or transfer with respect to any Pre-Petition Lien or Pre-Petition Indebtedness that is subject to the automatic stay provisions of the Bankruptcy Code whether by way of “adequate protection” under the Bankruptcy Code or otherwise.

6.21    Chapter 11 Claims. Incur, create, assume, suffer to exist or permit any other super-priority administrative claim which is pari passu with or senior to the claims of Lender against Borrower, except as set forth in Section 1.12.

7.    TERM

7.1    Duration.  The financing arrangement contemplated hereby shall be in effect until the Maturity Date.  On the Maturity Date, the Term Loan and all other Obligations shall immediately become due and payable in full, in cash.

7.2    Survival of Obligations.  Except as otherwise expressly provided for in the Loan Documents, no termination or cancellation (regardless of cause or procedure) of any financing arrangement under this Agreement shall in any way affect or impair the Obligations, duties, indemnities, and liabilities of Borrower or other obligor under any of the Loan Documents, or the rights of Lender relating to any Obligations, due or not due, liquidated, contingent or unliquidated or any transaction or event occurring prior to such termination, or any transaction or event, the performance of which is not required until after the Maturity Date.  Except as otherwise expressly provided herein or in any other Loan Document, all undertakings, agreements, covenants, warranties and representations of or binding upon Borrower or other obligor under any of the Loan Documents, and all rights of Lender, all as contained in the Loan Documents, shall not terminate or expire, but rather shall survive such termination or cancellation and shall continue in full force and effect until the Termination Date on which date they shall cease.

8.    EVENTS OF DEFAULT; RIGHTS AND REMEDIES

8.1    Events of Default.  Notwithstanding the provisions of Section 362 of the Bankruptcy Code and without application or motion to the Bankruptcy Court or any notice to Borrower, the occurrence of any one or more of the following events (regardless of the reason therefor) shall constitute an “Event of Default” hereunder:

(a)    Borrower shall fail to make any payment in respect of any Obligations hereunder or under any of the other Loan Documents when due and payable or declared due and payable, including any payment of principal of, or interest on, the Term Loan or reimburse Lender for any expense reimbursable hereunder, any other liabilities or other payment, fee, charge or expense provided for hereunder when due; or

(b)    Borrower shall fail or neglect to perform, keep or observe any of the provisions of Section 4.1, Section 5.2 (solely insofar as such Section requires and Borrower fails to pay Claims for sales and use taxes and payroll withholding taxes in accordance with the terms of such Section) or Section 5.5, within ten (10) days from the date such performance is due, or at any time any of Section 1.3 or any subsection of Section 6 (other than Sections 6.18 or 6.19), including any of the provisions set forth in Annex B; or

(c)    Borrower shall fail or neglect to perform, keep or observe any term or provision of this Agreement (other than any such term or provision referred to in paragraph (a) or (b) above), or Borrower or any other obligor under any of the other Loan Documents or contained in any other agreement or arrangement, now or hereafter entered into between Borrower and Lender relating to the Obligations, shall fail or neglect to perform, keep or observe any term or provision of any other Loan Document, and the same shall remain unremedied for a period ending on the tenth (10th) day after Borrower shall become aware of such Default; or

(d)    Except for defaults occasioned by the filing of the Chapter 11 Case and defaults resulting from Obligations with respect to which the Bankruptcy Code prohibits Borrower from complying or permits Borrower not to comply, a default or breach occurs under any other material agreement, document or instrument entered into either (x) Pre-Petition and which is affirmed after the Petition Date or (y) Post-Petition, to which Borrower is a party or by which Borrower or its property is bound, and such default (i) involves the failure to make any payment (after expiration of any applicable grace period), whether of principal, interest or otherwise, due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) in respect of any Indebtedness of Borrower in an aggregate amount exceeding $100,000 or (ii) causes such Indebtedness, or a portion thereof in an aggregate amount exceeding $100,000, to become due prior to its stated maturity or prior to its regularly scheduled dates of payment; or

(e)    Any information contained in any Monthly Budget Variance Report is untrue or incorrect by an amount which exceeds twenty percent (20%) in any line item or more than ten percent (10%) in the aggregate for all such discrepancies, or any representation or warranty herein or in any Loan Document or in any written statement, report, financial statement or certificate (other than a Monthly Budget Variance Report) made or delivered to Lender by Borrower shall be untrue or incorrect in any material respect as of the date when made or deemed made; or

(f)    any judgments which are in the aggregate in excess of $10,000 as to any postpetition obligation shall be rendered against Borrower or any Guarantor and the enforcement thereof shall not be stayed (by court ordered stay or by consent of the party litigants); or there shall be rendered against Borrower or any Guarantor a non-monetary judgment with respect to a postpetition event which causes or would reasonably be expected to cause a material adverse change or a material adverse effect on the ability of Borrower or any Guarantor to perform its obligations under the Loan Documents; or

(g)    this Agreement or any other Loan Document ceases to be in full force and effect (other than by reason of a release of Collateral in accordance with the terms hereof or thereof or the satisfaction in full of the Obligations in accordance with the terms hereof) or shall be declared null and void, or Lender shall not have or shall cease to have a valid and perfected Lien in any Collateral purported to be covered by the Collateral Documents with the priority required by the relevant Collateral Document, in each case for any reason other than the failure of Lender to take any action within its control; or

(h)    Borrower or any Guarantor shall contest the validity or enforceability of any of the Loan Documents in writing or deny in writing that it has any further liability, including with respect to future advances by Lender, under any Loan Document to which it is a party or shall contest the validity or perfection of any Lien in any Collateral purported to be covered by the Collateral Documents; or

(i)    at any time after the execution and delivery thereof, (i) the Guaranty for any reason, other than the satisfaction in full of all Obligations, shall cease to be in full force and effect (other than in accordance with its terms) or shall be declared to be null and void or any Guarantor shall repudiate its obligations thereunder; or

(j)    there shall occur a Change of Control; or

(k)    an event or condition specified in Section 6.9 hereof shall occur or exist with respect to any Plan or Multiemployer Plan and, as a result of such event or condition, together with all other such events or conditions, Borrower or any ERISA Affiliate shall cause or in the opinion of Lender shall be reasonably likely to cause liability to a Plan, a Multiemployer Plan or PBGC (or any combination of the foregoing) to increase by $500,000; or

(l)    The occurrence of any of the following in any of the Chapter 11 Cases:

(i)    the bringing of a motion, taking of any action or the filing of any plan of reorganization or disclosure statement attendant thereto in each case by Borrower in the Chapter 11 Case:  (A) to obtain additional financing under Section 364(c) or (d) of the Bankruptcy Code not otherwise permitted pursuant to this Agreement; (B) to grant any Lien other than Permitted Encumbrances upon or affecting any Collateral; (C) except as provided in the Final Order, as the case may be, to use cash collateral of Lender under Section 363(c) of the Bankruptcy Code without the prior written consent of Lender; or (D) any other action or actions directly adverse to Lender or its rights and remedies hereunder or its interest in the Collateral; or

(ii)    the filing of any plan of reorganization or disclosure statement attendant thereto by Borrower or any other Person to which Lender does not consent or otherwise agree to the treatment of its claims; or

(iii)    the entry of an order in the Chapter 11 Case confirming a plan of reorganization that does not contain a provision for termination of the Term Loan and repayment in full in cash of all of the Obligations under this Agreement on or before the effective date of such plan; or

(iv)    the entry of an order amending, supplementing, staying, vacating or otherwise modifying the Loan Documents or the Final Order without the written consent of Lender or the filing of a motion for reconsideration with respect to the Final Order; or

(v)    other than payments permitted pursuant to this Agreement or the Final Order, as applicable, Borrower or any Guarantor shall make any payment (whether by way of adequate protection or otherwise) of principal or interest or otherwise on account of any Indebtedness incurred prior to the Petition Date; or

(vi)    the payment of, or application for authority to pay, any pre-petition claim without Lender’s prior written consent or pursuant to an order of the Bankruptcy Court after notice and hearing unless otherwise permitted under this Agreement; or

(vii)    the allowance of any claim or claims under Section 506(c) of the Bankruptcy Code against or with respect to any of the Collateral or Pre-Petition Collateral, other than for the Carve-Out Expenses and subject to the Carve-Out Amount; or

(viii)    Borrower or any Guarantor shall file, support or fail to oppose a motion seeking, or the Bankruptcy Court shall enter, an order in any of the Chapter 11 Cases appointing (i) a trustee under Chapter 7 or Chapter 11 of the Bankruptcy Code, (ii) a responsible officer or (iii) an examiner, in each case with enlarged powers relating to the operation of the business (powers beyond those set forth in subclauses (3) and (4) of Section 1106(a) of the Bankruptcy Code) under Section 1106(b) of the Bankruptcy Code in the Cases; or

(ix)    absent the written consent of Lender, entry by the Bankruptcy Court of an order under Section 363 or 365 of the Bankruptcy Code authorizing or approving the sale or assignment of a material portion of any of the Borrower’s and Guarantors’ assets, or procedures in respect thereof, or any of the Borrower or Guarantors shall seek, support, or fail to contest in good faith, the entry of such an order in any of the Chapter 11 Cases; or

(x)    the dismissal of the Chapter 11 Cases, or the conversion of the Chapter 11 Cases from one under Chapter 11 to one under Chapter 7 of the Bankruptcy Code or Borrower shall file a motion or other pleading seeking the dismissal of the Chapter 11 Cases under Section 1112 of the Bankruptcy Code or otherwise; or

(xi)    the Bankruptcy Court shall enter an order granting relief from the automatic stay to any creditor or party in interest (i) to permit foreclosure (or the granting of a deed in lieu of foreclosure or the like) on any assets of the Borrower or any Guarantor which have an aggregate value in excess of $50,000 or (ii) to permit other actions that would have a material adverse affect on the Borrower or any Guarantor or the Chapter 11 estates; or

(xii)    the commencement by Borrower or any officer of employee of Borrower or by any committee in the Chapter 11 Cases, or any other party in interest in the Chapter 11 Cases, of a suit, action or contested matter against Lender or affecting the Collateral which, in the case only of the Committee or other party of interest sets forth (a) a claim in excess of $100,000, (b) any claim or legal or equitable remedy which seeks reduction, setoff, subordination or any recharacterization of the claim or Lien of Lender; or (c) a claim that would otherwise have a Material Adverse Effect or a material adverse effect on the rights and remedies of Lender under any Loan and related documents or the collectability of all or any portion of the Obligations; or

(xiii)    the entry of an order in the Chapter 11 Cases avoiding or requiring repayment of any portion of the payments made on account of the Obligations owing under this Agreement; or

(xiv)    (i) any of Borrower or any Guarantor shall fail to comply with the terms of Final Order in any material respect, (ii) such order shall be amended, supplemented, stayed, reversed, vacated or otherwise modified without the written consent of Lender, or (iii) any of Borrower or any Guarantor shall file a motion for reconsideration with respect to the Final Order, or (iv) the right of Borrower to borrow under this Agreement is terminated by an order entered by the Bankruptcy Court; or

(xv)    except as provided in Section 1.12, the Borrower or any Guarantor shall file, support or fail to oppose a motion seeking, or the Bankruptcy Court shall enter, an order in any of the Chapter 11 Cases (i) approving additional financing under Section 364(c) or (d) of the Bankruptcy Code not otherwise permitted pursuant to this Agreement, (ii) granting any Lien (other than Permitted Liens or Liens expressly permitted in the DIP Orders) upon or affecting any Collateral which are pari passu or senior to the Liens on the Collateral in favor of Lender, (iii) granting any claim priority senior to or pari passu with the claims of the Lender under the Credit Documents or any other claim having priority over any or all administrative expenses of the kind specified in Section 503(b) or Section 507(b) of the Bankruptcy Code, or (iv) granting any other relief that is adverse to Lender’s interests under any Loan Document or its rights and remedies hereunder or their interest in the Collateral;

(m)    (i) the claims of Gordian Group, LLC are allowed in an amount that exceeds $50,000, unless otherwise agreed in writing by Lender; (ii) the total amount of Allowed Unsecured Claims (as defined in the Reorganization Plan) is determined to be in excess of One Million Dollars ($1,000,000); or (iii) the Professional Fee Claims (as defined in the Reorganization Plan) are determined to be in excess of Two Hundred and Fifty thousand Dollars ($250,000).

8.2    Remedies.  Upon entry of the Final Order, if any Event of Default shall have occurred and be continuing Lender may, notwithstanding the provisions of Section 362 of the Bankruptcy Code, without any application, motion or notice to or order from, the Bankruptcy Court, without prior notice, take any one or more of the following actions:  (a) declare all or any portion of the Obligations to be forthwith due and payable whereupon such Obligations shall become and be due and payable; and/or (b) exercise any rights and remedies provided to Lender under the Loan Documents or at law or equity, including all remedies provided under the Bankruptcy Code; and, pursuant to the Final Order, the automatic stay of Section 362 of the Bankruptcy Code shall be modified and vacated to permit Lender to exercise its remedies under this Agreement and the Loan Documents, without further application or motion to, or order from, the Bankruptcy Court; provided, however, notwithstanding anything to the contrary contained herein, Lender shall be permitted to exercise any remedy in the nature of a liquidation of, or foreclosure on, any interest of Borrower in the Collateral only upon 5 Business Days’ prior written notice to Borrower, counsel to Borrower, the United States Trustee for the District of Oregon, and any counsel retained and approved by the Bankruptcy Court for the Committee.  Upon the occurrence of an Event of Default and the exercise by Lender of its rights and remedies under this Agreement and the other Loan Documents, Borrower shall assist Lender to the extent practicable in effecting a sale or other disposition of the Collateral upon such terms as are designed to maximize the proceeds obtainable from such sale or other disposition.

8.3    Waivers by Borrower.  Except as otherwise provided for in this Agreement and Applicable Law to the fullest extent permitted by Applicable Law, Borrower waives (a) presentment, demand and protest and notice of presentment, dishonor, notice of intent to accelerate, notice of acceleration, protest, default, nonpayment, maturity, release, compromise, settlement, extension or renewal of any or all Loan Documents, notes, commercial paper, accounts, contract rights, documents, instruments, chattel paper and guaranties at any time held by Lender on which Borrower may in any way be liable, and Borrower hereby ratifies and confirms whatever Lender may do in this regard, (b) all rights to notice and a hearing prior to Lender’s taking possession or control of, or to Lender’s replevy, attachment or levy upon, the Collateral or any bond or security which might be required by any court prior to allowing Lender to exercise any of its remedies, and (c) the benefit of any right of redemption and all valuation, appraisal and exemption laws.  Borrower acknowledges that it has been advised by counsel of its choice with respect to this Agreement, the other Loan Documents and the transactions contemplated by this Agreement and the other Loan Documents, and makes the foregoing waivers knowingly and voluntarily.

9.    SUCCESSORS AND ASSIGNS

9.1    Successors and Assigns.  This Agreement and the other Loan Documents shall be binding on and shall inure to the benefit of Borrower, Lender, and their respective successors and permitted assigns, including, with respect to Borrower, its estate, any trustee or successor-in-interest of Borrower in its Chapter 11 Cases or any subsequent case commenced under Chapter 7 of the Bankruptcy Code, except as otherwise provided herein or therein.  Borrower may not assign, delegate, transfer, hypothecate or otherwise convey its rights, benefits, obligations or duties hereunder or under any of the Loan Documents without the prior express written consent of Lender.  Any such purported assignment, transfer, hypothecation or other conveyance by Borrower without such prior express written consent shall be void.  The terms and provisions of this Agreement and the other Loan Documents are for the purpose of defining the relative rights and obligations of Borrower and Lender with respect to the transactions contemplated hereby and there shall be no third party beneficiaries of any of the terms and provisions of this Agreement or any of the other Loan Documents.

9.2    Participations; Assignments.

(a)    Lender may, at any time sell to one or more banks or other financial institutions (“Participants”) participating interests in all or a portion of its rights and obligations under this Agreement or any other Loan Document (including all or a part of its Term Note, if any).

(b)    Borrower agrees that if amounts outstanding under this Agreement are due or unpaid, or shall have been declared or shall have become due and payable upon the occurrence of an Event of Default, each Participant shall, to the maximum extent permitted by Applicable Law, be deemed to have the right of setoff in respect of its participating interest in amounts owing under this Agreement to the same extent as if the amount of its participating interest was owing directly to it as a Lender under this Agreement.  Borrower also agrees that each Participant shall be entitled to the benefits of Section 1.9 with respect to its participation in the Term Loan from time to time as if it was a Lender.

(c)    This Agreement and each other Loan Document shall inure to the benefit of the Lender and all future holders of any Term Note, and each of their respective successors and assigns.  No rights are intended to be created under any Loan Document for the benefit of any third party donee, creditor or incidental beneficiary of the Borrower or Lender.  Borrower acknowledges that Lender at any time and from time to time, without the consent of the Borrower, may sell, assign or transfer all or any part of its rights or obligations under this Agreement, the Term Note and the other Loan Documents and/or the Collateral.  Such shall have all of the rights and benefits with respect to this Agreement, the Term Note, the Collateral and/or the other Loan Documents held by it as fully as if the original holder thereof and shall become a party to this Agreement by signing a counterpart of this Agreement or a joinder or similar agreement.  Notwithstanding any other provision of any Loan Document, Lender may disclose to any potential assignees or participants all information, reports, financial statements, certificates and documents obtained under any provision of any Loan Document.

10.    MISCELLANEOUS

10.1    Complete Agreement; Modification of Agreement.  This Agreement and the other Loan Documents constitute the complete agreement between the parties with respect to the subject matter hereof and thereof and supersede all prior agreements, commitments, understandings or inducements (oral or written, expressed or implied).  Neither this Agreement nor any other Loan Document nor any terms hereof or thereof may be changed, waived, discharged or terminated unless such change, waiver, discharge or termination is in writing and signed by Lender and approved by the Bankruptcy Court, if required.

10.2    Fees and Expenses.

(a)    Subject to the terms of subsection (e) hereof, Borrower agrees to pay on demand all reasonable out-of-pocket costs and expenses (including fees and expenses of counsel and of other advisors) of Lender in connection with the preparation, negotiation, approval, execution, delivery, administration, modification, amendment, waiver and enforcement (whether through negotiations, legal proceedings or otherwise) of the Loan Documents, and commitments relating thereto, and the other documents to be delivered hereunder or thereunder and the transactions contemplated hereby and thereby and the fulfillment or attempted fulfillment of conditions precedent hereunder, including:  (i) any amendment, modification or waiver of, or consent with respect to, any of the Loan Documents or advice in connection with the administration of the advances made pursuant hereto or its rights hereunder or thereunder; (ii) any litigation, arbitration, contest, dispute, suit, proceeding or action (whether instituted by Lender, Borrower or any other Person) in any way relating to the Collateral, any of the Loan Documents or any other agreements to be executed or delivered in connection therewith or herewith, whether as party, witness, or otherwise, including any litigation, arbitration, contest, dispute, suit, case, proceeding or action, and any appeal or review thereof, in connection with a case commenced (A) in good faith by or against Borrower or any other Person that may be obligated to Lender by virtue of the Loan Documents, or (B) under title 7 or 11 of the United States Code, as now constituted or hereafter amended, or any other applicable Federal, state or foreign bankruptcy or similar insolvency law, provided, however, that Borrower shall not be required to pay any out-of-pocket costs and expenses of Lender in any litigation, contest, dispute, suit, proceeding or action resulting solely from Lender’s gross negligence or willful misconduct as determined by a final judgment of a court of competent jurisdiction; (iii) any attempt to enforce any rights of Lender against Borrower or any other Person that may be obligated to Lender by virtue of any of the Loan Documents; (iv) any Default; or (v) subject to Section 5.14, any effort to (A) monitor the Loans and the Loan Documents, (B) evaluate, observe, assess Borrower or its affairs, or (C) verify, protect, evaluate, assess, appraise, collect, sell, liquidate or otherwise dispose of the Collateral. Lender shall charge Borrower the costs of not more than one such examination or audit per fiscal quarter, so long as a Default has not occurred, and Lender’s reimbursement for such field examinations shall not exceed $10,000 per audit so long as a Default has not occurred (plus all reasonable out-of-pocket costs and expenses).

(b)    Subject to the terms of subsection (e) hereof and as allowable under the Bankruptcy Code, in addition, Borrower agrees to pay on demand all reasonable out-of-pocket costs and expenses (including fees and expenses of counsel) of Lender in connection with any Event of Default and any enforcement or collection proceedings resulting therefrom or any amendment, modification or waiver of, or consent with respect to, any of the Loan Documents in connection with any Event of Default.

(c)    Subject to the terms of subsection (e) hereof and as allowable under the Bankruptcy Code, in addition,, Borrower agrees to pay on demand all reasonable fees, costs and expenses (including the fees and expenses of all of its counsel, advisors, consultants and auditors) incurred in connection with the preparation and review of pleadings, documents and reports related to the Chapter 11 Cases and any subsequent case under Chapter 7 of the Bankruptcy Code, attendance at meetings, court hearings or conferences related to the Chapter 11 Cases and any subsequent case under Chapter 7 of the Bankruptcy Code, and general monitoring of the Chapter 11 Cases and any subsequent case under Chapter 7 of the Bankruptcy Code.

(d)    Without limiting the generality of clauses (a), (b) and (c) above, Borrower’s obligation to reimburse Lender for out-of-pocket costs and expenses shall include the reasonable fees and expenses of counsel (and local, foreign or special counsel, advisors, consultants and auditors retained by such counsel), as well as the reasonable fees and expenses of accountants, environmental advisors, appraisers, investment bankers, management and other consultants and paralegals; court costs and expenses; photocopying and duplicating expenses; court reporter fees, costs and expenses; long distance telephone charges; air express charges; telegram charges; secretarial overtime charges; expenses for travel, lodging and food; and all other reasonable out-of-pocket costs and expenses of every type and nature paid or incurred in connection with the performance of such legal or other advisory services.

(e)    On the Closing Date, the Borrower will pay to the Lender a non-refundable, fully-earned fee of $175,000. To the extent the any portion of such fee is not applied to fees and expenses of the Lender, including, without limitation, reasonably attorneys’ fees, in connection with the due diligence investigations of the Borrower and the Guarantors, the Chapter 11 Cases, the preparation and negotiations of the Loan Documents, and related matters, such excess shall be applied to fees and expenses due and payable under this Agreement.

10.3    No Waiver.  No failure on the part of Lender, at any time or times, to require strict performance by Borrower of any provision of this Agreement and any of the other Loan Documents shall waive, affect or diminish any right of Lender thereafter to demand strict compliance and performance therewith.  Any suspension or waiver of a Default shall not suspend, waive or affect any other Default whether the same is prior or subsequent thereto and whether of the same or of a different type. None of the undertakings, agreements, warranties, covenants and representations of Borrower contained in this Agreement or any of the other Loan Documents and no Default by Borrower shall be deemed to have been suspended or waived by Lender unless such waiver or suspension is by an instrument in writing signed by an officer of or other authorized employee of Lender.

10.4    Remedies.  The rights and remedies of Lender under this Agreement shall be cumulative and nonexclusive of any other rights and remedies which Lender may have under any other agreement, including the Loan Documents, by operation of law or otherwise.  Recourse to the Collateral shall not be required.

10.5    Severability.  Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under Applicable Law, but if any provision of this Agreement shall be prohibited by or invalid under Applicable Law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

10.6    Conflict of Terms.  Except as otherwise provided in this Agreement or any of the other Loan Documents by specific reference to the applicable provisions of this Agreement, if any provision contained in this Agreement is in conflict with, or inconsistent with, any provision in any of the other Loan Documents, the provisions contained in this Agreement shall govern and control.

10.7    Right of Setoff.  Upon the occurrence and during the continuance of any Default, Lender is hereby authorized, at any time and from time to time, to the fullest extent permitted by law, to setoff and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender to or for the credit or the account of Borrower against any and all of the Obligations now or hereafter existing irrespective of whether or not Lender shall have made any demand under this Agreement or any other Loan Document and although such Obligations may be unmatured.  Lender agrees to notify Borrower after any such setoff and application made by Lender; provided, however, that the failure to give such notice shall not affect the validity of such setoff and application.  The rights of Lender under this Section are in addition to the other rights and remedies (including other rights of setoff) which Lender may have.

10.8    Authorized Signature.  Until Lender shall be notified by Borrower to the contrary, the signature upon any document or instrument delivered pursuant hereto and reasonably believed by Lender or any of Lender’s officers or employees to be that of an officer or duly authorized representative of Borrower listed in Schedule 10.8 shall bind Borrower and be deemed to be the act of Borrower affixed pursuant to and in accordance with resolutions duly adopted by Borrower’s Board of Directors, and Lender shall be entitled to assume the authority of each signature and authority of the Person whose signature it is or reasonably appears to be unless the Person acting in reliance on such signature shall have actual knowledge of the fact that such signature is false or the Person whose signature or purported signature is presented is without authority.

10.9    Notices.  Except as otherwise provided herein, whenever it is provided herein that any notice, demand, request, consent, approval, declaration or other communication shall or may be given to or served upon either of the parties by the other party, or whenever either of the parties desires to give or serve upon the other party any communication with respect to this Agreement, each such notice, demand, request, consent, approval, declaration or other communication shall be in writing and shall be deemed to have been validly served, given or delivered (a) upon the earlier of actual receipt and three (3) days after deposit in the United States Mail, registered or certified mail, return receipt requested, with proper postage prepaid, (b) upon transmission, when sent by facsimile transmission or electronic mail, (c) one Business Day after deposit with a reputable overnight courier with all charges prepaid or (d) when delivered, if hand-delivered by messenger, all of which shall be addressed to the party to be notified and sent to the address or facsimile number indicated below or to such other address (or facsimile number) as may be substituted by notice given as herein provided.  The giving of any notice required hereunder may be waived in writing by the party entitled to receive such notice.  Failure or delay in delivering copies of any notice, demand, request, consent, approval, declaration or other communication to any Person (other than Borrower or Lender) designated below to receive copies shall in no way adversely affect the effectiveness of such notice, demand, request, consent, approval, declaration or other communication.

If to Lender, at:	YA Global Investments, L.P. 101 Hudson Street Suit 3700 Jersey City, NJ 07302 Telephone: (201) 985-8300 Attention: David Fine

With a copy to:	DLA Piper US LLP 1251 Avenue of the Americas New York, New York 10020 Telephone: (212) 335-4500 Telecopier: (212) 335-4501 Attention: Thomas R. Califano, Esq.

If to Borrower, at:	Torrent Energy Corporation 11918 SE Division, Ste 197 Portland Oregon 97266 Telephone: (503) 224-0072 Telecopier: (503) 224-5371 Attention: John D. Carlson

With a copy to:	Perkins Coie LLP 1120 NW Couch Street, 10th Floor Portland, OR 97209 Telephone: (503) 727-2000 Telecopier: (503) 727-2222 Attention: Steven M. Hedberg, Esq.

10.10    Section Titles.  The Section titles and Table of Contents contained in this Agreement are and shall be without substantive meaning or content of any kind whatsoever and are not a part of this Agreement.

10.11    Counterparts.  This Agreement may be executed in any number of separate counterparts, each of which shall, collectively and separately, constitute one agreement.  Any signatures delivered by a party by facsimile transmission or by e-mail in portable document format (.pdf) shall be deemed an original signature hereto.

10.12    Time of the Essence.  Time is of the essence of this Agreement and each of the other Loan Documents.

10.13    GOVERNING LAW.  EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN ANY OF THE LOAN DOCUMENTS, IN ALL RESPECTS, INCLUDING ALL MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, THIS AGREEMENT AND THE OBLIGATIONS ARISING HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, APPLICABLE TO CONTRACTS MADE AND PERFORMED IN SUCH STATE, AND ANY APPLICABLE LAWS OF THE UNITED STATES OF AMERICA.  BORROWER AND EACH GUARANTOR HEREBY CONSENTS AND AGREES THAT THE BANKRUPTCY COURT HAVE EXCLUSIVE JURISDICTION TO HEAR AND DETERMINE ANY CLAIMS OR DISPUTES PERTAINING TO THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS OR TO ANY MATTER ARISING OUT OF OR RELATED TO THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS, PROVIDED, HOWEVER, THAT LENDER, BORROWER AND EACH GUARANTOR ACKNOWLEDGE THAT ANY APPEALS FROM THE BANKRUPTCY COURT MAY HAVE TO BE HEARD BY A COURT OTHER THAN THE BANKRUPTCY COURT AND, PROVIDED, FURTHER, THAT NOTHING IN THIS AGREEMENT SHALL BE DEEMED OR OPERATE TO PRECLUDE LENDER FROM BRINGING SUIT OR TAKING OTHER LEGAL ACTION IN ANY OTHER JURISDICTION TO COLLECT THE OBLIGATIONS, TO REALIZE ON THE COLLATERAL OR ANY OTHER SECURITY FOR THE OBLIGATIONS, OR TO ENFORCE A JUDGMENT OR OTHER COURT ORDER IN FAVOR OF LENDER.  BORROWER AND EACH GUARANTOR EXPRESSLY SUBMITS AND CONSENTS IN ADVANCE TO SUCH JURISDICTION IN ANY ACTION OR SUIT COMMENCED IN ANY SUCH COURT, AND BORROWER OR ANY GUARANTOR HEREBY WAIVES ANY OBJECTION WHICH BORROWER MAY HAVE BASED UPON LACK OF PERSONAL JURISDICTION, IMPROPER VENUE OR FORUM NON CONVENIENS.  BORROWER HEREBY WAIVES PERSONAL SERVICE OF THE SUMMONS, COMPLAINT AND OTHER PROCESS ISSUED IN ANY SUCH ACTION OR SUIT AND AGREES THAT SERVICE OF SUCH SUMMONS, COMPLAINTS AND OTHER PROCESS MAY BE MADE BY REGISTERED OR CERTIFIED MAIL ADDRESSED TO BORROWER OR ANY GUARANTOR AT THE ADDRESS SET FORTH IN SECTION 10.9 OF THIS AGREEMENT AND THAT SERVICE SO MADE SHALL BE DEEMED COMPLETED UPON THE EARLIER OF BORROWER’S OR GUARANTOR’S ACTUAL RECEIPT THEREOF OR THREE (3) DAYS AFTER DEPOSIT IN THE U.S.  MAILS, PROPER POSTAGE PREPAID AND RETURN RECEIPT REQUESTED.

10.14    WAIVER OF JURY TRIAL.  BECAUSE DISPUTES ARISING IN CONNECTION WITH COMPLEX FINANCIAL TRANSACTIONS ARE MOST QUICKLY AND ECONOMICALLY RESOLVED BY AN EXPERIENCED AND EXPERT PERSON AND THE PARTIES WISH APPLICABLE STATE AND FEDERAL LAWS TO APPLY (RATHER THAN ARBITRATION RULES), THE PARTIES DESIRE THAT THEIR DISPUTES BE RESOLVED BY A JUDGE APPLYING SUCH APPLICABLE LAWS.  THEREFORE, TO ACHIEVE THE BEST COMBINATION OF THE BENEFITS OF THE JUDICIAL SYSTEM AND OF ARBITRATION, THE PARTIES HERETO WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT, OR PROCEEDING BROUGHT TO RESOLVE ANY DISPUTE, WHETHER IN CONTRACT, TORT, OR OTHERWISE ARISING OUT OF, CONNECTED WITH, RELATED TO, OR INCIDENTAL TO, THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

10.15    Publicity.  Borrower will not, and will not permit any of its Affiliates to, disclose the name of Lender or any of its Affiliates or refer to this Agreement or the other Loan Documents in any press release or other public disclosure or in any prospectus, proxy statement or other materials filed with any Governmental Authority without Lender’s prior written consent unless Borrower or any of its Affiliates is required to do so under Applicable Law, and then, in any event, Borrower or such Affiliate will consult with Lender prior to such disclosure.  Borrower consents to Lender publishing a tombstone or similar advertising material relating to the financing transaction contemplated by this Agreement.  Lender consent to Borrower’s orally disclosing to its vendors, landlords and prospective landlords, and other third parties, who need to know in the reasonable judgment of Borrower, only the name of Lender, the amount of Term Loan (including loan balances and any other information required to terminate or replace the Term Loan), and the Maturity Date.  Any written materials of any type disclosing any information of the type referred to herein shall require the written approval of Lender prior to being disseminated to any Person.

10.16    Dating.  Although this Agreement is dated as of the date first written above for convenience, the actual dates of execution hereof by the parties hereto are respectively the dates set forth under the signatures hereto, and this Agreement shall be effective on the latest of such dates.

10.17    Parties Including Trustees; Bankruptcy Court Proceedings.  This Agreement, the other Loan Documents, and all Liens created hereby or pursuant hereto or to any other Loan Document shall be binding upon Borrower each Guarantor, the estate of Borrower and each Guarantor, and any trustee or successor in interest of Borrower and each Guarantor in the Chapter 11 Cases or any subsequent case commenced under Chapter 7 of the Bankruptcy Code, and shall not be subject to Section 365 of the Bankruptcy Code.  This Agreement and the other Loan Documents shall be binding upon, and inure to the benefit of, the successors of Lender and its transferees and endorsees.  The Liens created by this Agreement and the other Loan Documents shall be and remain valid and perfected in the event of the conversion of the Chapter 11 Cases or any other bankruptcy case of Borrower to a case under Chapter 7 of the Bankruptcy Code or in the event of dismissal of the Chapter 11 Cases or the release of any Collateral from the jurisdiction of the Bankruptcy Court for any reason, without the necessity that Lender file financing statements or otherwise perfect its security interests or Liens under Applicable Law.

10.18    Right of First Refusal.  Borrower shall provide Lender with written notice that it or any Guarantor intends to seek exit financing.  Borrower may then proceed to negotiate with financing sources.  Once Borrower obtains a commitment letter or executed term sheet from a financing source (the “Offer”), Borrower shall present the Offer to Lender.  Lender shall have 14 days to present to the Borrower a commitment or term sheet having the same material terms and conditions as the Offer, in which case the Borrower shall be obligated to take the financing from the Lender.  If the Lender does not provide such a commitment or term sheet, the Borrower shall be free to proceed with the Offer, provided that the financing is completed in accordance with the terms of the Offer.  If there is a material change to the Offer, Borrower shall promptly notify the Lender and the Lender shall have 3 Business Days to agree to match the Offer as amended.

11.    GUARANTY

11.1    Guaranty of the Obligations.  Guarantors jointly and severally hereby irrevocably and unconditionally guaranty to Lender the due and punctual payment in full of all Obligations when the same shall become due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (collectively, the “Guaranteed Obligations”).

11.2    Payment by Guarantors.  Guarantors hereby jointly and severally agree, in furtherance of the foregoing and not in limitation of any other right which Lender may have at law or in equity against any Guarantor by virtue hereof, that upon the failure of Borrower to pay any of the Guaranteed Obligations when and as the same shall become due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise, Guarantors will upon demand pay, or cause to be paid, in cash, to Lender, an amount equal to the sum of the unpaid principal amount of all Guaranteed Obligations then due as aforesaid, accrued and unpaid interest on such Guaranteed Obligations (including interest which, but for Borrower’s becoming the subject of a case under the Bankruptcy Code, would have accrued on such Guaranteed Obligations, whether or not a claim is allowed against Borrower for such interest in the related bankruptcy case) and all other Guaranteed Obligations then owed to Lender as aforesaid.

11.3    Liability of Guarantors Absolute.  Each Guarantor agrees that its obligations hereunder are irrevocable, absolute, independent and unconditional and shall not be affected by any circumstance which constitutes a legal or equitable discharge of a guarantor or surety other than payment in full of the Guaranteed Obligations.  In furtherance of the foregoing and without limiting the generality thereof, each Guarantor agrees as follows:

(a)    this Guaranty is a guaranty of payment when due and not of collectability.  This Guaranty is a primary obligation of each Guarantor and not merely a contract of surety;

(b)    Lender may enforce this Guaranty upon the occurrence of an Event of Default notwithstanding the existence of any dispute between Borrower and Lender with respect to the existence of such Event of Default;

(c)    the obligations of each Guarantor hereunder are independent of the obligations of Borrower and the obligations of any other guarantor (including any other Guarantor) of the obligations of Borrower, and a separate action or actions may be brought and prosecuted against such Guarantor whether or not any action is brought against Borrower or any of such other guarantors and whether or not Borrower is joined in any such action or actions;

(d)    payment by any Guarantor of a portion, but not all, of the Guaranteed Obligations shall in no way limit, affect, modify or abridge any Guarantor’s liability for any portion of the Guaranteed Obligations which has not been paid.  Without limiting the generality of the foregoing, if Lender is awarded a judgment in any suit brought to enforce any Guarantor’s covenant to pay a portion of the Guaranteed Obligations, such judgment shall not be deemed to release such Guarantor from its covenant to pay the portion of the Guaranteed Obligations that is not the subject of such suit, and such judgment shall not, except to the extent satisfied by such Guarantor, limit, affect, modify or abridge any other Guarantor’s liability hereunder in respect of the Guaranteed Obligations;

(e)    Lender, upon such terms as it deems appropriate, without notice or demand and without affecting the validity or enforceability hereof or giving rise to any reduction, limitation, impairment, discharge or termination of any Guarantor’s liability hereunder, from time to time may (i) renew, extend, accelerate, increase the rate of interest on, or otherwise change the time, place, manner or terms of payment of the Guaranteed Obligations; (ii) settle, compromise, release or discharge, or accept or refuse any offer of performance with respect to, or substitutions for, the Guaranteed Obligations or any agreement relating thereto and/or subordinate the payment of the same to the payment of any other obligations; (iii) request and accept other guaranties of the Guaranteed Obligations and take and hold security for the payment hereof or the Guaranteed Obligations; (iv) release, surrender, exchange, substitute, compromise, settle, rescind, waive, alter, subordinate or modify, with or without consideration, any security for payment of the Guaranteed Obligations, any other guaranties of the Guaranteed Obligations, or any other obligation of any Person (including any other Guarantor) with respect to the Guaranteed Obligations; (v) enforce and apply any security now or hereafter held by or for Lender in respect hereof or the Guaranteed Obligations and direct the order or manner of sale thereof, or exercise any other right or remedy that Lender may have against any such security, in each case as Lender in its discretion may determine consistent herewith and any applicable security agreement, including foreclosure on any such security pursuant to one or more judicial or nonjudicial sales, whether or not every aspect of any such sale is commercially reasonable, and even though such action operates to impair or extinguish any right of reimbursement or subrogation or other right or remedy of any Guarantor against Borrower or any security for the Guaranteed Obligations; and (vi) exercise any other rights available to it under the Loan Documents; and

(f)    this Guaranty and the obligations of Guarantors hereunder shall be valid and enforceable and shall not be subject to any reduction, limitation, impairment, discharge or termination for any reason (other than payment in full of the Guaranteed Obligations), including the occurrence of any of the following, whether or not any Guarantor shall have had notice or knowledge of any of them: (i) any failure or omission to assert or enforce or agreement or election not to assert or enforce, or the stay or enjoining, by order of court, by operation of law or otherwise, of the exercise or enforcement of, any claim or demand or any right, power or remedy (whether arising under the Loan Documents, at law, in equity or otherwise) with respect to the Guaranteed Obligations or any agreement relating thereto, or with respect to any other guaranty of or security for the payment of the Guaranteed Obligations; (ii) any rescission, waiver, amendment or modification of, or any consent to departure from, any of the terms or provisions (including provisions relating to events of default) hereof, any of the other Loan Documents, or any agreement or instrument executed pursuant thereto, or of any other guaranty or security for the Guaranteed Obligations, in each case whether or not in accordance with the terms hereof or such Loan Document, or any agreement relating to such other guaranty or security; (iii) the Guaranteed Obligations, or any agreement relating thereto, at any time being found to be illegal, invalid or unenforceable in any respect; (iv) the application of payments received from any source (other than payments received pursuant to the other Loan Documents or from the proceeds of any security for the Guaranteed Obligations, except to the extent such security also serves as collateral for indebtedness other than the Guaranteed Obligations) to the payment of indebtedness other than the Guaranteed Obligations, even though Lender might have elected to apply such payment to any part or all of the Guaranteed Obligations; (v) any Beneficiary’s consent to the change, reorganization or termination of the corporate structure or existence of Borrower or any of its Subsidiaries and to any corresponding restructuring of the Guaranteed Obligations; (vi) any failure to perfect or continue perfection of a security interest in any collateral which secures any of the Guaranteed Obligations; (vii) any defenses, set-offs or counterclaims which Borrower may allege or assert against Lender in respect of the Guaranteed Obligations, including failure of consideration, breach of warranty, payment, statute of frauds, statute of limitations, accord and satisfaction and usury; and (viii) any other act or thing or omission, or delay to do any other act or thing, which may or might in any manner or to any extent vary the risk of any Guarantor as an obligor in respect of the Guaranteed Obligations.

11.4    Waivers by Guarantors.  Each Guarantor hereby waives, for the benefit of Lender: (a) any right to require Lender, as a condition of payment or performance by such Guarantor, to (i) proceed against Borrower, any other guarantor (including any other Guarantor) of the Guaranteed Obligations or any other Person, (ii) proceed against or exhaust any security held from Borrower, any such other guarantor or any other Person, (iii) proceed against or have resort to any balance of any Deposit Account or credit on the books of Lender in favor of Borrower or any other Person, or (iv) pursue any other remedy in the power of Lender whatsoever; (b) any defense arising by reason of the incapacity, lack of authority or any disability or other defense of Borrower or any other Guarantor including any defense based on or arising out of the lack of validity or the unenforceability of the Guaranteed Obligations or any agreement or instrument relating thereto or by reason of the cessation of the liability of Borrower or any other Guarantor from any cause other than payment in full of the Guaranteed Obligations; (c) any defense based upon any statute or rule of law which provides that the obligation of a surety must be neither larger in amount nor in other respects more burdensome than that of the principal; (d) any defense based upon any Beneficiary’s errors or omissions in the administration of the Guaranteed Obligations, except behavior which amounts to bad faith; (e) (i) any principles or provisions of law, statutory or otherwise, which are or might be in conflict with the terms hereof and any legal or equitable discharge of such Guarantor’s obligations hereunder, (ii) the benefit of any statute of limitations affecting such Guarantor’s liability hereunder or the enforcement hereof, (iii) any rights to set-offs, recoupments and counterclaims, and (iv) promptness, diligence and any requirement that Lender protect, secure, perfect or insure any security interest or lien or any property subject thereto; (f) notices, demands, presentments, protests, notices of protest, notices of dishonor and notices of any action or inaction, including acceptance hereof, notices of default hereunder, or any agreement or instrument related thereto, notices of any renewal, extension or modification of the Guaranteed Obligations or any agreement related thereto, notices of any extension of credit to Borrower and notices of any of the matters referred to in Section 11.3 and any right to consent to any thereof; and (g) any defenses or benefits that may be derived from or afforded by law which limit the liability of or exonerate guarantors or sureties, or which may conflict with the terms hereof.

11.5    Guarantors’ Rights of Subrogation, Contribution, etc.  Until the Guaranteed Obligations shall have been indefeasibly paid in full, each Guarantor hereby waives any claim, right or remedy, direct or indirect, that such Guarantor now has or may hereafter have against Borrower or any other Guarantor or any of its assets in connection with this Guaranty or the performance by such Guarantor of its obligations hereunder, in each case whether such claim, right or remedy arises in equity, under contract, by statute, under common law or otherwise and including (a) any right of subrogation, reimbursement or indemnification that such Guarantor now has or may hereafter have against Borrower with respect to the Guaranteed Obligations, (b) any right to enforce, or to participate in, any claim, right or remedy that Lender now has or may hereafter have against Borrower, and (c) any benefit of, and any right to participate in, any collateral or security now or hereafter held by Lender.  In addition, until the Guaranteed Obligations shall have been indefeasibly paid in full, each Guarantor shall withhold exercise of any right of contribution such Guarantor may have against any other guarantor (including any other Guarantor) of the Guaranteed Obligations.  Each Guarantor further agrees that, to the extent the waiver or agreement to withhold the exercise of its rights of subrogation, reimbursement, indemnification and contribution as set forth herein is found by a court of competent jurisdiction to be void or voidable for any reason, any rights of subrogation, reimbursement or indemnification such Guarantor may have against Borrower or against any collateral or security, and any rights of contribution such Guarantor may have against any such other guarantor, shall be junior and subordinate to any rights Lender may have against Borrower, to all right, title and interest any Beneficiary may have in any such collateral or security, and to any right any Beneficiary may have against such other guarantor.  If any amount shall be paid to any Guarantor on account of any such subrogation, reimbursement, indemnification or contribution rights at any time when all Guaranteed Obligations shall not have been finally and indefeasibly paid in full, such amount shall be held in trust for Lender and shall forthwith be paid over to Lender to be credited and applied against the Guaranteed Obligations, whether matured or unmatured, in accordance with the terms hereof.

11.6    Subordination of Other Obligations.  Except as provided in Section 1.12, any Indebtedness of Borrower or any Guarantor now or hereafter held by any Guarantor (the “Obligee Guarantor”) is hereby subordinated in right of payment to the Guaranteed Obligations, and any such Indebtedness collected or received by the Obligee Guarantor after an Event of Default has occurred and is continuing shall be held in trust for Lender and shall forthwith be paid over to Lender to be credited and applied against the Guaranteed Obligations but without affecting, impairing or limiting in any manner the liability of the Obligee Guarantor under any other provision hereof.

11.7    Continuing Guaranty.  This Guaranty is a continuing guaranty and shall remain in effect until all of the Guaranteed Obligations shall have been paid in full and the Obligations paid in full in cash.  Each Guarantor hereby irrevocably waives any right to revoke this Guaranty as to future transactions giving rise to any Guaranteed Obligations.

11.8    Authority of Guarantors or Borrower.  It is not necessary for any Beneficiary to inquire into the capacity or powers of any Guarantor or Borrower or the officers, directors or any agents acting or purporting to act on behalf of any of them.

11.9    Financial Condition of Borrower.  Lender shall have no obligation to disclose or discuss with any Guarantor its assessment, or any Guarantor’s assessment, of the financial condition of Borrower.  Each Guarantor has adequate means to obtain information from Borrower on a continuing basis concerning the financial condition of Borrower and its ability to perform its obligations under the Loan Documents, and each Guarantor assumes the responsibility for being and keeping informed of the financial condition of Borrower and of all circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations.  Each Guarantor hereby waives and relinquishes any duty on the part of Lender to disclose any matter, fact or thing relating to the business, operations or conditions of Borrower now known or hereafter known by Lender.

11.10    Right of Contribution
.
(a)    The Borrower and each Guarantor (each a “Loan Party” and collectively the “Loan Parties”) hereby agree as among themselves that, if any Loan Party shall make an Excess Payment (as defined below), such Loan Party shall have a right of contribution from each other Loan Party in an amount equal to such other Loan Party’s Contribution Share (as defined below) of such Excess Payment.  The payment obligations of any Loan Party under this Section 11.10 shall be subordinate and subject in right of payment to the Obligations until such time as the Obligations have been paid in full in cash, and none of the Loan Parties shall exercise any right or remedy under this Section 11.10 against any other Loan Party until such time as all Obligations have been performed and paid in full in cash.  For purposes of this Section 11.10, (a) “Excess Payment” shall mean the amount paid by any Loan Party in excess of its Pro Rata Share of any Obligations; (b) “Pro Rata Share” shall mean, for any Loan Party in respect of any payment of the Obligations, the ratio (expressed as a percentage) as of the date of such payment of Obligations of (i) the amount by which the aggregate present fair salable value of all of its assets and properties exceeds the amount of all debts and liabilities of such Loan Party (including contingent, subordinated, un-matured, and un-liquidated liabilities, but excluding the Obligations of such Loan Party) to (ii) the amount by which the aggregate present fair salable value of its assets and other properties of all Loan Parties exceeds the amount of all of the debts and liabilities (including contingent, subordinated, un-matured, and un-liquidated liabilities, but excluding the Obligations of all Loan Parties) of the Loan Parties; and (c) “Contribution Share” shall mean, for any Loan Party in respect of any Excess Payment made by any other Loan Party, the ratio (expressed as a percentage) as of the date of such Excess Payment of (i) the amount by which the aggregate present fair salable value of all of its assets and properties exceeds the amount of all debts and liabilities of such Loan Party (including contingent, subordinated, un-matured, and un-liquidated liabilities, but excluding the Obligations of such Loan Party) to (ii) the amount by which the aggregate present fair salable value of all assets and other properties of the Loan Parties other than the maker of such Excess Payment exceeds the amount of all of the debts and liabilities (including contingent, subordinated, un-matured, and un-liquidated liabilities, but excluding the Obligations of the Loan Parties) of the Loan Parties other than the maker of such Excess Payment.  Nothing in this Section 11.10 shall require any Loan Party to pay its Contribution Share of any Excess Payment in the absence of a demand therefor by the Loan Party that has made the Excess Payment.  Without limiting the foregoing in any manner, it is the intent of the parties hereto that as of any date of determination, no Contribution Amount of any Loan Party shall be greater than the maximum amount of the claim which could then be recovered from such Loan Party under this Section 11.10 without rendering such claim voidable or avoidable under Section 548 of Chapter 11 of the Bankruptcy Code or under any applicable state Uniform Fraudulent Transfer Act, Uniform Fraudulent Conveyance Act or similar statute or common law.

(b)    This Section 11.10 is intended only to define the relative rights of the Loan Parties and nothing set forth in this Section 11.10 is intended to or shall impair the obligations of the Loan Parties, jointly and severally, to pay any amounts and perform any obligations as and when the same shall become due and payable or required to be performed in accordance with the terms of this Agreement or any other Loan Document.  Nothing contained in this Section 11.10 shall limit the liability of Borrower to pay the Term Loan and accrued interest, fees and expenses with respect thereto for which Borrower shall be primarily liable.

(c)    The parties hereto acknowledge that the rights of contribution and indemnification hereunder shall constitute assets of the Loan Parties to which such contribution and indemnification is owing.

(d)    The rights of any indemnified Loan Party against the other Loan Parties under this Section 11.10 shall be exercisable upon, but shall not be exercisable prior to, the full and indefeasible payment of the Obligations and termination of the commitments under the Loan Documents.

IN WITNESS WHEREOF, this Agreement has been duly executed as of the date first written above.

Borrower:

TORRENT ENERGY CORPORATION, as Borrower

By:	/s/ John D. Carlson
Name: John D. Carlson
Title: President and CEO

Guarantors

METHANE ENERGY CORPORATION, as a Guarantor

By:	/s/ John D. Carlson
Name: John D. Carlson
Title: CEO

Guarantors

CASCADIA ENERGY CORPORATION, as a Guarantor

By:	/s/ John D. Carlson
Name: John D. Carlson
Title: CEO

Lender:

YA GLOBAL INVESTMENTS, L.P.

By: Yorkville Advisors, LLC

Its: Investment Manager

By:	/s/ Troy Rillo
Name: Troy Rillo
Title: Senior Managing Director

ANNEX A to
CREDIT AGREEMENT

DEFINITIONS; RULES OF CONSTRUCTION

1.           Definitions.  Capitalized terms used in this Agreement shall have (unless otherwise provided elsewhere in this Agreement) the following respective meanings when used in this Agreement.

“Account Debtor” shall mean any Person who may become obligated to Borrower under, with respect to, or on account of, an Account, Chattel Paper or General Intangibles.

“Accounts” shall mean, with respect to any Person, all “accounts” as such term is defined in the Code, now owned or hereafter acquired by such Person, and shall include, in any event, (a) all accounts receivable, other receivables, book debts and other forms of obligations (other than forms of obligations evidenced by Chattel Paper, Documents or Instruments) now owned or hereafter received or acquired by or belonging or owing to such Person, whether arising out of goods sold or services rendered by it or from any other transaction (including any such obligations which may be characterized as an account or contract right under the Code), (b) all of such Person’s rights in, to and under all purchase orders or receipts now owned or hereafter acquired by it for goods or services, (c) all of such Person’s rights to any goods represented by any of the foregoing (including unpaid sellers’ rights of rescission, replevin, reclamation and stoppage in transit and rights to returned, reclaimed or repossessed goods), (d) all monies due or to become due to such Person under all purchase orders and contracts for the sale or lease of goods or the performance of services or both by such Person or in connection with any other transaction (whether or not yet earned by performance on the part of such Person) now or hereafter in existence, including the right to receive the proceeds of said purchase orders and contracts, and (e) all collateral security and guarantees of any kind, now or hereafter in existence, given by any Person with respect to any of the foregoing.

“Advance” shall mean an advance made to the Borrower under the Term Loan.

“Affiliate” shall mean, with respect to any Person, (a) each Person that, directly or indirectly, owns or Controls, whether beneficially, or as a trustee, guardian or other fiduciary, ten percent (10%) or more of the Stock having ordinary voting power in the election of directors of such Person, (b) each Person that Controls, is Controlled by or is under common Control with such Person or (c) each of such Person’s officers, directors, joint venturers and partners.

“Agreement” shall mean this Senior Secured, Super-Priority Debtor-in-Possession Credit Agreement to which this Annex A is attached and of which it forms a part including all Annexes, Schedules, and Exhibits attached or otherwise identified thereto, restatements and modifications and supplements hereto and any appendices, attachments, exhibits or schedules to any of the foregoing, and shall refer to this Agreement as the same may be in effect at the time such reference becomes operative, provided, however that any reference to the Schedules to this Agreement shall be deemed a reference to the Schedules as in effect on the Closing Date or in a written amendment thereto executed by each of Borrower and Lender.

“Applicable Law” shall mean, in respect of any Person, all provisions of constitutions, statutes, rules, regulations, and orders of all governmental bodies or regulatory agencies applicable to such Person, and all orders and decrees of all courts and arbitrators in proceedings or actions to which the Person in question is a party or by which it is bound.

“Avoidance Action” means all actions for preferences, fraudulent conveyances, and other avoidance power claims and any recoveries under Section 552(b), Section 506(c) and Sections 542, 544, 545, 547, 548, 549, 550 and 553 of the Bankruptcy Code.

“Bankruptcy Code” shall have the meaning assigned to it in the recitals to the Agreement.

“Bankruptcy Court” shall have the meaning assigned to it in the recitals to the Agreement.

“Borrower” shall have the meaning assigned to it in the first paragraph of this Agreement.

“Budget” shall mean the aggregate, without duplication, of all items approved by the Lender in its sole discretion that are set forth in the budget of Borrower’s cash receipts and expenditures for the eighteen (18) months commencing on the Petition Date, as modified or supplemented from time to time by additional budgets (covering any time period covered by a prior budget or covering additional time periods) delivered and approved by Lender in writing in its sole discretion.

 “Business Day” shall mean any day that is not a Saturday, a Sunday or a day on which banks are required or permitted to be closed in Philadelphia, Pennsylvania.

“Capital Expenditures” shall mean, with respect to any Person, all payments or accruals (including Capital Lease Obligations) of such Person for any fixed assets or improvements or for replacements, substitutions or additions thereto, that are required to be capitalized under GAAP.

“Capital Lease” shall mean, with respect to any Person, any lease of any property (whether real, personal or mixed) by such Person as lessee that, in accordance with GAAP, either would be required to be classified and accounted for as a capital lease on a balance sheet of such Person or otherwise be disclosed as such in a note to such balance sheet.

“Capital Lease Obligation” shall mean, with respect to any Person, the amount of the obligation of such Person as lessee under any Capital Lease that, in accordance with GAAP, would appear on a balance sheet of such Person in respect of such Capital Lease or otherwise be disclosed in a note to such balance sheet.

“Carve-Out Amount” shall have the meaning assigned to it in the Final Order, provided that in no event shall the Carve-Out Amount exceed $250,000, without the prior consent of the Lender.

“Carve-Out Expenses” shall have the meaning assigned to it in the Final Order.

“Cash Equivalents” shall mean, (a) securities with maturities of 180 days or less from the date of acquisition issued or fully guaranteed or insured by the United States government or any agency thereof and backed by the full faith and credit of the United States, (b) certificates of deposit, eurodollar time deposits, overnight bank deposits and bankers’ acceptances of any domestic commercial bank having capital and surplus in excess of $500,000,000 having maturities of one year or less from the date of acquisition, and (c) commercial paper of an issuer rated at least A-1 by Standard & Poor’s Corporation or P-1 by Moody’s Investors Services, Inc., or carrying an equivalent rating by a nationally recognized rating agency if both of the two named rating agencies cease publishing ratings of investments, in each case, with maturities of not greater than sixty (60) days from the date acquired.

“Change of Control” shall mean a cumulative change in the common stock ownership of the Stock of Borrower from that in effect on the Petition Date of more than twenty-five percent (25%) during the term of this Agreement.

“Chapter 11 Cases” shall have the meaning assigned to it in the recitals to the Agreement.

“Charges” shall mean, for Borrower and Guarantors, all federal, state, county, city, municipal, local, foreign or other governmental taxes (including taxes at the time due and payable), levies, imposts, assessments, charges, Liens, claims or encumbrances upon or relating to (a) the Collateral, (b) the Obligations, (c) the employees, payroll, income or gross receipts of Borrower and Guarantors, (d) Borrower’s and Guarantors’ ownership or use of any of its assets, or (e) imposed upon Borrower’s and Guarantors’ business.

“Chattel Paper” shall mean all “chattel paper” as such term is defined in the Code, including electronic chattel paper, now owned or hereafter acquired by Borrower.

“Claim” shall have the meaning assigned to it in Section 1.9.

“Closing Date” shall mean the Business Day on which the conditions precedent set forth in Section 2 have been satisfied or waived in writing by Lender and the Term Loan has been made.

“Code” shall mean the Uniform Commercial Code as the same may, from time to time, be in effect in the State of New York; provided, that to the extent that the Code is used to define any term herein or in any Loan Document and such term is defined differently in different Articles or Divisions of the Code, the definition of such term contained in Article or Division 9 shall govern; provided further, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, or remedies with respect to, Lender’s security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, the term “Code” shall mean the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such attachment, perfection, priority or remedies and for purposes of definitions related to such provisions.

“Collateral” shall have the meaning set forth in the Security Agreement.

“Collateral Documents” shall mean the Security Agreement, Deeds of Trust, and all other instruments, waivers and agreements now or hereinafter securing in whole or in part the Obligations.

“Committee” shall mean the official committee of unsecured creditors and any other committee formed, appointed, or approved in the Chapter 11 Cases and each of such Committees shall be referred to herein as a Committee.

“Contracts” shall mean, with respect to any Person, all the contracts, undertakings, or agreements (other than rights evidenced by Chattel Paper, Documents or Instruments) in or under which such Person may now or hereafter have any right, title or interest, including any agreement relating to the terms of payment or the terms of performance of any Account.

“Control” shall mean, with respect to a Person, the possession, directly or indirectly, of the power to direct or cause the direction of such Person’s management or policies, whether through the ownership of voting securities, by contract or otherwise, and “Controlling” and “Controlled” shall have meanings correlative thereto.

“Copyrights” shall mean all of the following now owned or hereafter adopted or acquired by Borrower or any Guarantor: (i) all copyrights and General Intangibles of like nature (whether registered or unregistered) all registrations and recordings thereof, and all applications in connection therewith, including all registrations, recordings and applications in the United States Copyright Office or in any similar office or agency of the United States, and any state or territory thereof, or any other country or any political subdivision thereof, and (ii) all reissues, extensions or renewals thereof.

“Deeds of Trust” shall mean each deed of trust, substantially in the form attached as Exhibit B to the Security Agreement.

“Default” shall mean any Event of Default or any event which, with the passage of time or notice or both, would, unless cured or waived, become an Event of Default.

“Default Rate” shall mean a rate per annum equal to 17.00%.

“Deferred Taxes” shall mean, with respect to any Person at any date, the amount of deferred taxes of such Person as shown on the balance sheet of such Person prepared in accordance with GAAP as of such date.

“Deposit Accounts” means all “deposit accounts” as such term is defined in the Code, now or hereafter held in the name of Borrower or any Guarantor.

“Documents” shall mean any “documents” as such term is defined in the Code and, shall include, in any event, any bills of lading, dock warrants, dock receipts, warehouse receipts, or other documents of title.

“Dollars” and “$” shall mean lawful money of the United States of America.

“Environmental Laws” shall mean all federal, state and local laws, statutes, ordinances, orders and regulations, now or hereafter in effect, and in each case as amended or supplemented from time to time, and any applicable judicial or administrative interpretation thereof relating to the regulation and protection of human health, safety, the environment and natural resources (including ambient air, surface water, groundwater, wetlands, land surface or subsurface strata, wildlife, aquatic species and vegetation).  Environmental Laws include, but are not limited to, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended (42 U.S.C. §§ 9601 et seq.) (“CERCLA”); the Hazardous Material Transportation Act, as amended (49 U.S.C. §§ 1801 et seq.); the Federal Insecticide, Fungicide, and Rodenticide Act, as amended (7 U.S.C. §§ 136 et seq.); the Resource Conservation and Recovery Act, as amended (42 U.S.C. §§ 6901 et seq.) (“RCRA”); the Toxic Substance Control Act, as amended (15 U.S.C. §§ 2601 et seq.); the Clean Air Act, as amended (42 U.S.C. §§ 740 et seq.); the Federal Water Pollution Control Act, as amended (33 U.S.C. §§ 1251 et seq.); the Occupational Safety and Health Act, as amended (29 U.S.C. §§ 651 et seq.) (“OSHA”); and the Safe Drinking Water Act, as amended (42 U.S.C. §§ 300(f) et seq.), and any and all regulations promulgated thereunder, and all analogous state and local counterparts or equivalents and any transfer of ownership notification or approval statutes.

“Environmental Liabilities” shall mean, with respect to any Person, all liabilities, obligations, responsibilities, response, remedial and removal costs, investigation and feasibility study costs, operation and maintenance costs, losses, damages, punitive damages, property damages, natural resource damages, consequential damages, treble damages, costs and expenses (including all reasonable fees, disbursements and expenses of counsel, experts and consultants), fines, penalties, sanctions and interest incurred as a result of any claim, suit, action, investigation, proceeding or demand by any Person, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute or common law, including any arising under or related to any Environmental Laws, Environmental Permits, or in connection with any Release or threatened Release or the presence of a Hazardous Material whether on, at, in, under, from or about or in the vicinity of any real or personal property.

“Environmental Permits” shall mean all permits, licenses, authorizations, certificates, approvals or registrations required by any Governmental Authority under any Environmental Laws.

“Equipment” shall mean any “equipment” as such term is defined in the Code and in any event shall include all machinery, equipment, furnishings, fixtures and vehicles and any and all additions, accessions, substitutions and replacements of any of the foregoing, wherever located, together with all attachments, components, parts, equipment and accessories installed thereon or affixed thereto.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974 (or any successor legislation thereto), as amended from time to time, and any regulations promulgated thereunder.

“ERISA Affiliate” shall mean any trade or business (whether or not incorporated) under common control with Borrower and which, together with a Guarantor or Borrower, is treated as a single employer within the meaning of Section 414(b), (c), (m) or (o) of the IRC.

“ERISA Event” shall mean, with respect to Borrower or any ERISA Affiliate, (a) a Reportable Event with respect to a Title IV Plan or a Multiemployer Plan; (b) the withdrawal of Borrower or any ERISA Affiliate from a Title IV Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA; (c) the failure to make required contributions to a Qualified Plan; or (d) any other event or condition which might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Title IV Plan or Multiemployer Plan or the imposition of any liability under Title IV of ERISA, other than PBGC premiums due but not delinquent under Section 4007 of ERISA.

“Event of Default” shall have the meaning assigned to it in Section 8.1.

“Executive Officers” shall mean the President, Chief Executive Officer, and Chief Financial Officer of Borrower.

“Fees” shall mean the fees due to Lender as set forth in Section 1.5 or otherwise pursuant to the Loan Documents.

“Final Order” means, collectively, the order of the Bankruptcy Court entered in the Chapter 11 Cases after an interim hearing under Bankruptcy Rule 4001(c)(2) and a final hearing under Bankruptcy Rule 4001(c)(2) or such other procedures as approved by the Bankruptcy Court which orders shall be in form and substance satisfactory to Lender, and from which no appeal or motion to reconsider has been timely filed, or if timely filed, such appeal or motion to reconsider has been dismissed or denied (unless Lender waives such requirement), together with all extensions, modifications and amendments thereto, which, among other matters but not by way of limitation, authorizes Borrower on an interim and final basis to obtain credit, incur (or guaranty) Indebtedness, and grant superpriority, priming, first priority Liens under this Agreement and the other Loan Documents, as the case may be, and provides for the super-priority of Lender’s claims.

“Financial Statements” shall have the meaning assigned to it in Section 3.4.

“Fiscal Month” shall mean any calendar month.

“Fiscal Quarter” shall mean any calendar quarter.

“Fiscal Year” shall mean any calendar year.

“GAAP” shall mean generally accepted accounting principles in the United States of America as in effect from time to time, consistently applied.

“General Intangibles” shall mean, with respect to any Person, all “general intangibles” as such term is defined in the Code, now owned or hereafter acquired by such Person and, in any event, including all right, title and interest which such Person may now or hereafter have in or under any Contract, all payment intangibles, all customer lists, Intellectual Property, interests in partnerships, joint ventures and other business associations, permits, proprietary or confidential information, inventions (whether or not patented or patentable), technical information, procedures, designs, knowledge, know-how, software, data bases, data, skill, expertise, experience, processes, models, drawings, materials and records, goodwill (including the goodwill associated with any Intellectual Property), all rights and claims in or under insurance policies, (including insurance for fire, damage, loss, and casualty, whether covering personal property, real property, tangible rights or intangible rights, all liability, life, key man, and business interruption insurance, and all unearned premiums), uncertificated securities, choses in action, and other bank accounts, rights to receive tax refunds and other payments, rights to receive dividends, distributions, cash, Instruments and other property, and rights of indemnification.

“Governmental Authority” shall mean any nation or government, any state or other political subdivision thereof, and any agency, department, court, board, commission, or other entity exercising valid legal executive, legislative, judicial, regulatory or administrative functions.

“Guaranteed Indebtedness” shall mean, as to any Person, any obligation of such Person guaranteeing any indebtedness, lease, dividend, or other obligation (“primary obligations”) of any other Person (the “primary obligor”) in any manner including any obligation or arrangement of such Person (a) to purchase or repurchase any such primary obligation, (b) to advance or supply funds (i) for the purchase or payment of any such primary obligation or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency or any balance sheet condition of the primary obligor, (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation, or (d) to indemnify the owner of such primary obligation against loss in respect thereof.

“Hazardous Material” shall mean (a) any element, material, compound, mixture, solution, chemical, substance, or pollutant within the definition of “hazardous substance” under Section 101(14) of the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601(14); petroleum or any fraction, byproduct or distillation product thereof; asbestos, polychlorinated biphenyls, or any radioactive substances; and any material regulated as a hazardous substance by any jurisdiction in which Borrower owns or operates or has owned or operated a facility; or (b) any element, pollutant, contaminate or discarded material (including any radioactive material) within the definition of Section 103(6) of the Resource Conservation and Recovery Act, 42 U.S.C. § 6903(6); and any material regulated as hazardous waste by any jurisdiction in which Borrower owns or operates or has owned or operated a facility, or to which Borrower sends material for treatment, storage or disposal as waste.

“Indebtedness” of any Person shall mean (a) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services (including reimbursement and all other obligations with respect to surety bonds, letters of credit and bankers’ acceptances, whether or not matured, but not including obligations to trade creditors incurred in the ordinary course of business that are not unpaid for more than 90 days past the stated due date therefor, unless being contested in good faith), (b) all obligations evidenced by notes, bonds, debentures or similar instruments (including, without limitation, any Subordinated Debt), (c) all indebtedness created or arising under any conditional sale or other title retention agreements with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in an event of default may be limited to repossession or sale of such property), (d) all Capital Lease Obligations, (e) all Guaranteed Indebtedness, (f) all obligations of such Person under any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate option contract, foreign exchange contract, currency swap agreement, futures contract, option contract, synthetic cap, commodity purchase or option agreements or other similar agreement or contract designed to protect such Person against fluctuations in interest rates, currency values or commodity prices, as the case may be, or other hedging or derivative agreements, (g) all Indebtedness referred to in clause (a), (b), (c), (d), (e) or (f) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in property (including accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness, (h) the Obligations, and (i) all liabilities under Title IV of ERISA.

“Indemnified Liabilities” shall have the meaning assigned to it in Section 1.9.

“Indemnified Person” shall have the meaning assigned to it in Section 1.9.

“Instruments” shall mean, for any Person, all “instruments” as such term is defined in the Code, now owned or hereafter acquired by such Person, wherever located, and in any event shall include all certificated securities, certificates of deposit and all notes and other evidences of indebtedness, other than instruments that constitute, or are a part of a group of writings that constitute, Chattel Paper.

“Intellectual Property” shall mean, for any Person, collectively, all Trademarks, and the goodwill associated with such Trademarks, all Patents, all Copyrights, all Internet Domain Names and all Licenses now held or hereafter acquired by such Person, together with all franchises, tax refund claims, rights of indemnification, payments under insurance, indemnities, warranties and guarantees payable with respect to the foregoing.

“Internet Domain Names” shall mean all rights in internet web sites and internet domain names presently registered or used by Borrower.

“Inventory” shall mean, for any Person, all “inventory” as such term is defined in the Code, now owned or hereafter acquired by such Person, wherever located, and in any event shall include inventory, merchandise, goods and other personal property which are held by or on behalf of such Person for sale or lease or are furnished or are to be furnished under a contract of service or which constitute raw materials, work in process, finished goods, returned goods or materials or supplies of any kind, nature or description used or consumed or to be used or consumed in such Person’s business or in the processing, production, packaging, promotion, delivery or shipping of the same, including other supplies, and all accessions and additions thereto and all documents of title covering any of the foregoing.

“Investment” shall mean, for any Person (a) the acquisition (whether for cash, property, services, securities or otherwise) of capital stock, bonds, notes, debentures, partnership or other ownership interests or other securities of any other Person or any agreement to make any such acquisition; (b) the making of any deposit with, or advance, loan or other extension of credit to, any other Person (including the purchase of property from another Person subject to an understanding or agreement, contingent or otherwise, to resell such property to such Person); and (c) the entering into of any Guaranteed Indebtedness of, or other contingent obligation with respect to, Indebtedness or other liability of any other Person and (without duplication) any amount committed to be advanced, lent or extended to such Person.

“Investment Property” shall mean all investment property as such term is defined in the Code now owned or hereafter acquired by Borrower, wherever located, including (i) all securities whether certificated or uncertificated, including stocks, bonds, interests in limited liability companies, partnerships interests, treasuries, certificates of deposit, and mutual fund shares; (ii) all securities entitlements of Borrower to any securities account and the financial assets held by a securities intermediary with respect to that account; (iii) all securities accounts of Borrower; (iv) all commodity contracts of Borrower; and (v) all commodity accounts held by Borrower.

“IRC” shall mean the Internal Revenue Code of 1986, as amended, and any successor thereto.

“IRS” shall mean the Internal Revenue Service, or any successor thereto.

“Leases” shall mean all of those leasehold estates in real property now owned or hereafter acquired by a Borrower or a Guarantor, as lessee.

“Lender” shall have the meaning provided in the first paragraph of this Agreement.

“Letter-of-Credit Rights” means letter-of-credit rights as such term is defined in the Code, now owned or hereafter acquired by Borrower, including rights to payment or performance under a letter of credit, whether or not Borrower, as beneficiary, has demanded or is entitled to demand payment or performance.

“License” shall mean, with respect to any Person, any Patent License, Trademark License or other license of rights or interests now held or hereafter acquired by such Person.

“Lien” shall mean any mortgage or deed of trust, pledge, hypothecation, assignment, deposit arrangement, lien, charge, claim, security interest, easement or encumbrance, or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever, whether or not choate, vested, or perfected (including any lease or title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and the filing of, or agreement to give, any financing statement perfecting a security interest under the Code or comparable law of any jurisdiction).

“Loan Documents” shall mean this Agreement, the Term Loan Notes (if any), the Collateral Documents and the Final Order and all other pledges, powers of attorney, consents, assignments, contracts, notices, letter of credit agreements and all other written matter whether heretofore, now or hereafter executed by or on behalf of Borrower, or any employee of Borrower, and delivered to Lender or any Lender in connection with the Agreement or the transactions contemplated thereby.

“Margin Stock” shall have the meaning specified in Regulation T, U or X of the Board of Governors of the Federal Reserve System, as in effect from time to time.

“Material Adverse Effect” shall mean a material adverse effect on (a) the business, assets, operations, or financial condition of Borrower and the Guarantors, (b) Borrower’s ability to pay or perform its Obligations in accordance with the terms of the Loan Documents, (c) the Collateral or Lender’s Lien on the Collateral or the priority or perfection of any such Lien except as such priority or perfection may be affected in accordance with express terms of this Agreement or (d) the rights and remedies of Lender under this Agreement and the other Loan Documents.

“Material Contracts” shall mean the contracts listed on Schedule 3.20 hereto, the Leases, and any other Contract of Borrower or any Guarantors which, if cancelled or terminated, could reasonably be expected to have or result in a Material Adverse Effect.

“Maturity Date” shall mean the earliest of (a) the date which is the one year anniversary of this Agreement, (b) the date of termination of the Term Loan pursuant to Section 8.2, (c) the close of business on the first Business Day after the entry of the Final Order, if by that time Borrower has not paid Lender the fees required under this Agreement, unless Lender agrees otherwise, (d) the date a plan of reorganization confirmed in the Chapter 11 Cases becomes effective that does not provide for the payment in full of all amounts owed to Lender under this Agreement and the other Loan Documents on such effective date, (e) the date of the closing of a sale of all or substantially all of Borrower’s and/or Guarantors’ assets pursuant to Section 363 of the Bankruptcy Code, a confirmed plan of reorganization or a liquidation pursuant to Chapter 7 of the Bankruptcy Code, and (f) the effective date of a plan of reorganization or arrangement in the Chapter 11 Cases.

“Maximum Lawful Rate” shall have the meaning assigned to it in Section 1.4(d).

“Monthly Budget Variance Report” shall mean a variance report in form and scope reasonably acceptable to Lender, which report shall compare actual cash receipts and disbursements of Borrower with amounts provided for in the Budget on a line-by-line and aggregate basis for the preceding month and the cumulative period from the Petition Date to the end of the preceding month.

“Multiemployer Plan” shall mean a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA, and to which Borrower or any ERISA Affiliate is making, is obligated to make, has made or been obligated to make, contributions on behalf of participants who are or were employed by any of them.

“Obligations” shall mean all loans, advances, debts, liabilities and obligations for the performance of covenants, or duties or for payment of monetary amounts (whether or not such performance is then required or contingent, or amounts are liquidated or determinable) owing by Borrower, Guarantor or any other obligor under any of the Loan Documents to Lender, and all covenants and duties regarding such amounts, of any kind or nature, present or future, whether or not evidenced by any note, agreement or other instrument, arising under any of the Loan Documents.  This term includes all principal and interest (including interest which accrues after the commencement of any case or proceeding referred to in Section 8.1 (including the Chapter 11 Cases)), on the Term Loan, all Fees, Charges, expenses, attorneys’ and other advisors’ fees and any other sum chargeable to Borrower, Guarantor or any other obligor under any of the Loan Documents.

“Operating Lease” shall mean any lease of real or personal property, or mixed property, which is not a Capital Lease.

“Other Taxes” shall have the meaning assigned to it in Section 1.11(b).

“Participants” shall have the meaning assigned to it in Section 9.2(a).

“Patent License” shall mean, with respect to any Person, rights under any written agreement now owned or hereafter acquired by such Person granting any right with respect to any invention on which a Patent is in existence.

“Patents” shall mean, with respect to any Person, all of the following in which such Person now holds or hereafter acquires any right, title or interest:  (a) all letters patent of the United States of America or any other country, all registrations and recordings thereof, and all applications for letters patent of the United States of America or any other country, including registrations, recordings and applications in the United States Patent and Trademark Office or in any similar office or agency of the United States of America, any State or Territory thereof, or any other country, and (b) all reissues, divisions, continuations, continuations-in-part or extensions thereof.

“PBGC” shall mean the Pension Benefit Guaranty Corporation or any successor thereto.

“Pension Plan” shall mean an employee pension benefit plan, as defined in Section 3(2) of ERISA, which is not an individual account plan, as defined in Section 3(34) of ERISA, and which Borrower or any ERISA Affiliate maintains, contributes to or has an obligation to contribute to on behalf of participants who are or were employed by any of them.

“Permitted Encumbrances” shall mean:  (a) Liens for Charges provided payment thereof shall not at the time be required under Section 5.2 or to the extent that nonpayment thereof is permitted under the Bankruptcy Code; (b) deposits, Liens or pledges of cash collateral to secure obligations under workmen’s compensation, unemployment insurance, social security or public liability laws or similar legislation or other public or statutory obligations arising in the ordinary course of business; (c) deposits, Liens or pledges of cash collateral to secure the performance of bids, tenders, contracts (other than contracts for the payment of money), obligations of a tenant under an Operating Lease, or surety, stay or appeal bonds or similar obligations arising in the ordinary course of business; (d) workers’, mechanics’, suppliers’, carriers’, warehousemen’s Liens or other similar Liens arising by operation of law in the ordinary course of business and securing sums which are not past due or are being contested by Borrower reasonably and in good faith; (e) any attachment or judgment Lien which does not constitute an Event of Default under Section 8.1(f), unless the judgment it secures shall not, within 15 days after the entry thereof, have been discharged or execution thereof stayed pending appeal, or shall not have been discharged within 15 days after the expiration of any such stay; (f) zoning restrictions, easements, licenses, or other restrictions on the use of real property or other minor irregularities in title (including leasehold title) thereto, including without limitation those shown on the title policies delivered to Lender on the Closing Date, so long as such restrictions or irregularities do not materially impair the use, value, or marketability of such real property, leases or leasehold estates as currently used by Borrower; (g) Liens created by statute or common law in favor of landlords for unpaid rent and related amounts that are not more than fifteen days past due or are being contested by Borrower reasonably and in good faith; (h) Liens of a banking institution encumbering deposits (including setoff rights) held by such banking institution incurred in the ordinary course of business and which are within the general parameters customary in the banking industry; (i) purchase money Liens or purchase money security interests upon or in Equipment acquired by Borrower in the ordinary course of business to secure the purchase price of such Equipment or to secure Capital Lease Obligations, in each case, permitted under clause (c) of Section 6.3 and incurred solely for the purpose of financing the acquisition of such Equipment; (j) cash deposits with utility companies as ordered by the Bankruptcy Court or as otherwise agreed to by Borrower and a utility company with the consent of the Lender; and (k) Liens listed in Schedule 6.7 existing on the Closing Date.

“Person” shall mean any individual, sole proprietorship, partnership, joint venture, trust, unincorporated organization, association, corporation, limited liability company, limited liability partnership, institution, public benefit corporation, entity or government (whether Federal, state, county, city, municipal or otherwise, including any instrumentality, division, agency, body or department thereof).

“Petition Date” shall have the meaning assigned to it in the recitals to this Agreement.

“Plan” shall mean, with respect to Borrower or any ERISA Affiliate, at any time, an employee benefit plan, as defined in Section 3(3) of ERISA, which Borrower maintains, contributes to or has an obligation to contribute to on behalf of participants who are or were employed by any of them.

“Post-Petition” shall mean the time period beginning immediately after the filing of the Chapter 11 Cases.

“Pre-Petition” shall mean the time period ending immediately prior to the filing of the Chapter 11 Cases.

“Pre-Petition Indebtedness” shall mean all Indebtedness of Borrower outstanding on the Petition Date immediately prior to the filing of the Chapter 11 Cases.

“Pre-Petition Liens” shall mean all Liens against the assets of Borrower on the Petition Date immediately prior to the filing of the Chapter 11 Cases.

“Proceeds” shall mean all “proceeds” as such term is defined in the Code and, in any event, shall include, with respect to any Person: (a) any and all proceeds of any insurance, indemnity, warranty or guaranty payable to such Person from time to time with respect to any of its property or assets; (b) any and all payments (in any form whatsoever) made or due and payable to such Person from time to time in connection with any requisition, confiscation, condemnation, seizure or forfeiture of all or any part of such Person’s  property or assets by any governmental body, authority, bureau or agency (or any person acting under color of governmental authority), (c) any claim of such Person against third parties (i) for past, present or future infringement of any Patent or Patent License, or (ii) for past, present or future infringement or dilution of any Trademark or Trademark License or for injury to the goodwill associated with any Trademark, Trademark registration or Trademark licensed under any Trademark License; (d) any recoveries by such Person against third parties with respect to any litigation or dispute concerning any of such Person’s  property or assets, including claims arising out of the loss or nonconformity of, interference with the use of, defects in, or infringement of rights in, or damage to, such property or assets; and (e) all amounts collected on, or distributed on account of, other Collateral, including dividends, interest, distributions and Instruments with respect to Investment Property and pledged Stock, and (f) any and all other amounts, rights to payment or other property acquired upon the sale, lease, license, exchange or other disposition of Collateral and all rights arising out of the Collateral.

“Qualified Plan” shall mean, for Borrower an employee pension benefit plan, as defined in Section 3(2) of ERISA, which is intended to be tax-qualified under IRC Section 401(a), and which Borrower or any ERISA Affiliate maintains, contributes to or has an obligation to contribute to on behalf of participants who are or were employed by any of them.

“Release” shall mean, as to any Person, any release or any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing or migration of a Hazardous Material into the indoor or outdoor environment by such Person (or by a person under such Person’s direction or Control), including the movement of a Hazardous Material through or in the air, soil, surface water, ground water or property; but shall exclude any release, discharge, emission or disposal in material compliance with a then effective permit, order, rule regulation or law of a Governmental Authority.

“Reorganization Plan” shall mean the Joint Reorganization Plan of Torrent Energy Corporation, Methane Energy Corp. and Cascadia Energy Corp.

“Reportable Event” shall mean any of the events described in Section 4043 of ERISA except those events for which the 30-day notice period has been waived.

“Restricted Payment” shall mean, with respect to any Person, either directly or indirectly, (a) the declaration or payment of any dividend or the incurrence of any liability to make any other payment or distribution of cash or other property or assets in respect of such Person’s Stock, (b) any payment on account of the purchase, redemption, defeasance or other retirement, or to obtain the surrender of, such Person’s Stock or any other payment or distribution made in respect thereof, (c) any payment, loan, contribution, or other transfer of funds or other property to any Stockholder or Affiliate of such Person, other than relating to salaries, bonuses and other compensation to such Person’s officers, directors and employees in the ordinary course of business consistent with past practice, (d) any payment, purchase, redemption, retirement, or other acquisition for value or setting apart of any money for a sinking, or other analogous reserve fund for the purchase, redemption, retirement or other acquisition of, or to obtain the surrender of, or any payment (scheduled, voluntary or other) of principal of or interest on, or any other amount owing in respect of, any Subordinated Debt, or (e) any payment of a claim for the rescission of the purchase or sale of, or for material damages arising from the purchase or sale of any Stock of such Person, or of a claim for indemnification or contribution arising out of or relating to any such claim for damages or rescission.

“Retiree Welfare Plan” shall refer to any Welfare Plan providing for continuing coverage or benefits for any participant or any beneficiary of a participant after such participant’s termination of employment, other than continuation coverage provided pursuant to IRC Section 4980B and at the sole expense of the participant or the beneficiary of the participant.

“Security Agreement” shall mean the Security Agreement dated of even date herewith by the Borrower and Guarantors in favor of Lender, as it may be amended, restated, modified or supplemented from time to time.

“Software” means all “software” as such term is defined in the Code, now owned or hereafter acquired by Borrower, other than software embedded in any category of goods, including all computer programs and all supporting information provided in connection with a transaction related to any program.

“Stock” shall mean all shares, options, warrants, general or limited partnership interests, membership interests, participation or other equivalents (regardless of how designated) of or in a corporation, partnership, limited liability company or equivalent entity whether voting or nonvoting, including common stock, preferred stock, or any other “equity security” (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended).

“Stockholder” shall mean each holder of Stock of Borrower.

“Subject Property” shall mean all real property owned, leased or operated by Borrower or any Guarantor.

“Subordinated Debt” shall mean any Indebtedness of Borrower which is expressly and contractually subordinated in right of payment, to the satisfaction of Lender and to the Obligations.

“Subsidiary” shall mean, with respect to any Person, (a) any corporation of which an aggregate of 50% or more of the outstanding Stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether, at the time, Stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time, directly or indirectly, owned legally or beneficially by such Person, or by one or more Subsidiaries of such Person, or by both, with respect to which any such Person has the right to vote or designate the vote of 50% or more of such Stock whether by proxy, agreement, operation of law or otherwise, and (b) any partnership or limited liability company in which such Person, or one or more Subsidiaries of such Person, or both, shall have an interest (whether in the form of voting or participation in profits or capital contribution) of 50% or more or of which any such Person is a general partner or managing member, as the case may be, or may exercise the powers of a general partner or managing member, as the case may be.

“Taxes” shall mean taxes, levies, imposts, deductions, Charges or withholdings, and all liabilities with respect thereto, excluding taxes, levies, imposts, deductions, charges or withholdings and liabilities with respect thereto that are imposed on or measured by the net income of any Lender.

“Termination Date” shall mean the date on all Obligations have been irrevocably paid in full.

“Term Sheet” shall mean that certain Summary of Terms for Debtor-in-Possession Credit Facility for Torrent Energy dated May 5, 2008.

“Title IV Plan” shall mean a Pension Plan, other than a Multiemployer Plan, which is covered by Title IV of ERISA.

“Trademark License” shall mean, with respect to any Person, rights under any written agreement now owned or hereafter acquired by such Person granting any right to use any Trademark or Trademark registration.

“Trademarks” shall mean, with respect to any Person, all of the following in which such Person now holds or hereafter acquires any interest:  (a) all common law and statutory trademarks, trade names, corporate names, business names, trade styles, service marks, logos, other source or business identifiers, prints and labels on which any of the foregoing have appeared or appear, designs and general intangibles of like nature, now existing or hereafter adopted or acquired, all registrations and recordings thereof, and all applications in connection therewith, including registrations, recordings and applications in the United States Patent and Trademark Office or in any similar office or agency of the United States of America, any State or Territory thereof, or any other country or any political subdivision thereof; (b) all reissues, extensions or renewals thereof; and (c) all licenses thereunder and together with the goodwill associated with and symbolized by such trademark.

“Uniform Commercial Code jurisdiction” means any jurisdiction that had adopted all or substantially all of Article 9 as contained in the 2000 Official Text of the Uniform Commercial Code, as recommended by the National Conference of Commissioners on Uniform State Laws and the American Law Institute, together with any subsequent amendments or modifications to the Official Text.

“U.S. Trustee” means the United States Trustee appointed to the Chapter 11 Cases.

“Welfare Plans” shall mean any welfare plan, as defined in Section 3(1) of ERISA, which is maintained or contributed to by Borrower or any ERISA Affiliate.

Certain Matters of Construction.  Any accounting term used in the Agreement or the other Loan Documents shall have, unless otherwise specifically provided therein, the meaning customarily given such term in accordance with GAAP, and all financial computations thereunder shall be computed, unless otherwise specifically provided therein, in accordance with GAAP consistently applied.  That certain items or computations are explicitly modified by the phrase “in accordance with GAAP” shall in no way be construed to limit the foregoing.

All other undefined terms contained in the Agreement or the other Loan Documents shall, unless the context indicates otherwise, have the meanings provided for by the Code to the extent the same are used or defined therein.  The words “herein,” “hereof” and “hereunder” or other words of similar import refer to the Agreement as a whole, including the exhibits and schedules thereto, as the same may from time to time be amended, modified or supplemented, and not to any particular section, subsection or clause contained in this Agreement.

Whenever any provision in any Loan Document refers to the “knowledge” of any Person, such provision is intended to mean that such Person has actual knowledge or awareness of a particular fact or circumstance, or that such Person, if it had exercised reasonable diligence, should have known or been aware of such fact or circumstance.

For purposes of this Agreement and the other Loan Documents, the following additional rules of construction shall apply:  (a) wherever from the context it appears appropriate, each term stated in either the singular or plural shall include the singular and the plural, and pronouns stated in the masculine, feminine or neuter gender shall include the masculine, the feminine and the neuter; (b) the term “including” shall not be limiting or exclusive, unless specifically indicated to the contrary; (c) all references to statutes and related regulations shall include any amendments thereto and any successor statutes and regulations; and (d) all references to any instruments or agreements, including references to any of the Loan Documents, shall include any and all modifications or amendments thereto and any and all extensions or renewals thereof, in each case, made in accordance with the terms of the Loan Documents.

ANNEX B to
CREDIT AGREEMENT

FINANCIAL STATEMENTS AND NOTICES

1.    Financials.

(a)    By no later the 20th day after the end of each fiscal month, internally prepared balance sheet and income statement as of the close of such fiscal month and that portion of the current Fiscal Year ending as of the close of such fiscal month, in each case which financial and other information shall provide comparisons to the prior year’s equivalent period, on a year-to-date basis, and to Budget;

(b)    By no later than the 90th day after each Fiscal Year, audited annual financial statements, including a balance sheet, the related statement of profit and loss and stockholders’ equity and a statement of cash flow for the Borrower and its subsidiaries; and

(c)    together with each of the financial statements delivered pursuant to (a) and (b) above, a certification of Borrower that all such financial statements are complete and correct and present fairly the financial position, the results of operations of Borrower as at the end of such fiscal month or Fiscal Year, and for the period then ended, that all rent and other obligations of Borrower with respect to their Leases were paid in accordance with the terms thereof (without giving effect to any grace periods) as at the end of such fiscal month or Fiscal Year and setting forth the aggregate amount so paid or specifying those instances when rent or such other obligations were not so paid together with a detailed explanation of the reasons for the failure of Borrower to make such payments and the aggregate amount of such payments not made, and that there was no Default in existence as of such time or specifying those Defaults of which he or she was aware.

2.    Management Letters.  Within five (5) Business Days after receipt thereof by Borrower, copies of all management letters, exception reports or similar letters or reports received by Borrower from its independent certified public accountants.

3.    Budget Analysis.  Not later than twenty (20) days after the end of each fiscal month, a Monthly Budget Variance Report.

4.    Bankruptcy Matters.  Copies of all monthly reports, projections or other information respecting Borrower’s business or financial condition or prospects as well as all pleadings, motions, applications and judicial information filed by or on behalf of Borrower with the Bankruptcy Court or provided by or to the U.S. Trustee (or any monitor or interim receiver, if any, appointed in the Chapter 11 Cases) or the Committee, at the time such document is filed with the Bankruptcy Court, or provided by or, to the U. S. Trustee (or any monitor or interim receiver, if any, appointed in any Chapter 11 Cases) or the Committee.

5.    Notice of Default.  As soon as practicable, but in any event within five (5) Business Days after Borrower becomes aware of the existence of any Default, or any development or other information that, individually or in the aggregate, could reasonably be expected to have or result in a Material Adverse Effect, including without limitation any notice received from any holder of Subordinated Debt concerning a default thereunder, telephonic or facsimile notice specifying the nature of such Default or development or information, including the anticipated effect thereof, which notice shall be promptly confirmed in writing within four (4) Business Days.

6.    Tax Returns.  Upon Lender’s request, copies of all federal, state, local and foreign tax returns, information returns and reports in respect of income, franchise or other taxes on or measured by income (excluding sales, use or like taxes) filed by Borrower.

7.    SEC Documents.  Promptly upon their becoming available, copies of any final registration statements and the regular, periodic and special reports, if any, which Borrower shall have filed with the Securities and Exchange Commission (or any governmental agency substituted therefor) or any national securities exchange.

8.    Documents to Shareholders.  Promptly upon the mailing thereof to the shareholders of Borrower generally, copies of all financial statements, reports and proxy statements so mailed.

9.    Lease Documents.  Promptly upon entering into, renewing, amending or modifying any Lease, a copy of such Lease, amendment or other related documentation.

10.    ERISA Documents.  As soon as possible, and in any event within 10 days after Borrower knows or has reason to believe that any of the events or conditions specified below with respect to any Plan or Multiemployer Plan has occurred or exists, a statement signed by the Chief Financial Officer of Borrower setting forth details respecting such event or condition and the action, it any, that Borrower or any ERISA Affiliate proposes to take with respect thereto (and a copy of any report or notice required to be filed with or given to PBGC by Borrower or any ERISA Affiliate with respect to such event or condition):

(a)    any Reportable Event with respect to a Plan occurs (provided that a failure to meet the minimum funding standard of Section 412 of the IRC or Section 302 of ERISA shall be a reportable event regardless of the issuance of any waivers in accordance with Section 412(d) of the IRC);

(b)    the filing under Section 4041 of ERISA of a notice of intent to terminate any Plan or the termination of any Plan;

(c)    the institution by PBGC of proceedings under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan, or the receipt by Borrower or any ERISA Affiliate of a notice from a Multiemployer Plan that such action has been taken by PBGC with respect to such Multiemployer Plan;

(d)    the complete or partial withdrawal by Borrower or any ERISA Affiliate under Section 4201 or 4204 of ERISA from a Multiemployer Plan, or the receipt by Borrower or any ERISA Affiliate of notice from a Multiemployer Plan that it is in reorganization or insolvency pursuant to Section 4241 or 4245 of ERISA or that it intends to terminate or has terminated under Section 4041A of ERISA; and

(e)    the institution of a proceeding by a fiduciary of any Multiemployer Plan against Borrower or any ERISA Affiliate to enforce Section 515 of ERISA, which proceeding is not dismissed within 30 days.

11.    Other Reports.  Such other reports and information respecting the business, financial condition or prospects of Borrower, as Lender may, from time to time, reasonably request.  Simultaneously with the transmission thereof, each daily and weekly report reviewed by management relating to the performance and operations of the Borrower’s business, including with respect to activations, deactivations and shipments.

12.    Subordinated Debt.  Simultaneously with the transmission of originals thereof, copies of any financial reports or other information respecting the business, financial condition or prospects of Borrower are required to provide or do provide such information to any holders of Subordinated Debt.

EXHIBIT A: FORM OF TERM LOAN NOTE

$___________________	___________________

FOR VALUE RECEIVED, the undersigned, TORRENT ENERGY CORPORATION, a Colorado corporation (the "Borrower"), hereby unconditionally promises to pay to the order of YA GLOBAL INVESTMENTS, L.P. (the "Lender"), in lawful money of the United States of America and in immediately available funds, the principal amount of (a) __________ DOLLARS ($          ) ..

This note is one of the Term Loan Notes referred to in the Senior Secured, Super Priority Credit and Guaranty Agreement, dated as of June 6, 2008 (as amended, restated, supplemented or otherwise modified from time to time, the "Credit Agreement"), among the Borrower, Cascadia Energy Corp. and Methane Energy Corp., as guarantors thereunder (each, a "Guarantor" and together, the "Guarantors") and the Lender.

Capitalized terms used in this Term Loan Note shall have the meanings assigned to them in the Credit Agreement.

SECTION  1    Term.  The term of this Term Loan Note shall commence on __________ and shall terminate on the Maturity Date.  Repayment of this Term Loan Note shall be made in accordance with the terms of the Credit Agreement.

SECTION  2    Interest.  Interest shall accrue on the outstanding principal balance of this Term Loan Note at a rate equal to twelve percent (12.0%) per annum in arrears for the preceding calendar month and interest shall be payable (i) on the Maturity Date, and (ii) if any interest accrues or remains payable after the Maturity Date, upon demand.  If any interest or other payment under this Term Loan Note becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension.  All computations of interest shall be made on the basis of a three hundred and sixty (360) day year, in each case for the actual number of days occurring in the period for which such interest is payable.  Upon the occurrence and during the continuance of any Event of Default, the interest rate applicable to this Term Loan Note shall be the Default Rate, except as otherwise provided for in the Credit Agreement.

SECTION  3    Time.  Time is of the essence with respect to this Term Loan Note.

SECTION  4    Prepayments.  This Term Loan Note is subject to mandatory prepayment (in whole or in part) in accordance with the terms of the Credit Agreement.  Upon any prepayment of this Term Loan Note (in whole or in part) prior to the date that is the one year anniversary of the Credit Agreement, Borrower shall pay Lender the fee specified in Section 1.5(c) of the Credit Agreement.

SECTION  5    Guaranty and Security Agreement.  This Term Loan Note is guaranteed by the Guarantors pursuant to the Credit Agreement.  The Borrower and Guarantors have granted Lender a security interest in substantially all of their assets pursuant to a Security Agreement and Deeds of Trust.  Reference is hereby made to the Security Agreement for a description of the properties and assets in which a lien or security interest has been granted, the nature and extent of the security, the terms and conditions upon which the liens and security interests were granted and the rights of the holder of this Term Loan Note in respect thereof.

SECTION  6    Events of Default.  Upon the occurrence of any one or more Events of Default, all amounts then remaining unpaid on this Term Loan Note may be declared to be, in which case such amounts shall become, immediately due and payable, and the Lender may, in its discretion, exercise any and all other rights and remedies as provided for in Section 8.2 of the Credit Agreement.

SECTION  7    Waivers.  All parties now and hereafter liable with respect to this Term Loan Note, whether as maker, principal, surety, guarantor, endorser or otherwise, hereby waive presentment, demand, protest, notice of acceleration and intent to accelerate, and all other notices of any kind.

SECTION  8    Governing Law, Wavier of Jury Trial.  This Term Loan Note shall be governed by and construed in accordance with the laws of the state of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the state of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the state of New York.  Borrower consents to jurisdiction in the courts located in New York, New York.

BORROWER AND LENDER WAIVE ALL RIGHTS TO TRIAL BY JURY OF ANY CLAIMS OF ANY KIND ARISING UNDER OR RELATING TO THIS TERM LOAN NOTE.  BORROWER AND LENDER ACKNOWLEDGE THAT THIS IS A WAIVER OF A LEGAL RIGHT AND REPRESENT TO EACH OTHER THAT THESE WAIVERS ARE MADE KNOWINGLY AND VOLUNTARILY AFTER CONSULTATION WITH COUNSEL OF THEIR CHOICE.  BORROWER AND LENDER AGREE THAT ALL SUCH CLAIMS SHALL BE TRIED BEFORE A JUDGE OF A COURT OF COMPETENT JURISDICTION WITHOUT A JURY.

SECTION  9    Preservation of Lender Rights.  No failure on the part of Lender to exercise any right or remedy hereunder, whether before or after the happening of a default shall constitute a waiver thereof, and no waiver of any past default shall constitute waiver of any future default or of any other default.  No failure to accelerate the debt evidenced hereby by reason of default hereunder, or acceptance of a past due installment, or indulgence granted from time to time shall be construed to be a waiver of the right to insist upon prompt payment thereafter or to impose late charges retroactively or prospectively, or shall be deemed to be a novation of this Term Loan Note or as a reinstatement of the debt evidenced hereby or as a waiver of such right or acceleration or any other right, or be construed so as to preclude the exercise of any right that Lender may have, whether by the laws of the State of New York, by agreement, or otherwise; and Borrower and each endorser or guarantor hereby expressly waives the benefit of any statute or rule of law or equity that would produce a result contrary to or in conflict with the foregoing.  This Term Loan Note may not be changed orally, but only by an agreement in writing signed by the party against whom such agreement is sought to be enforced.

SECTION  10    Notices.  Any notice or demand required by this Term Loan Note shall be deemed to have been given and received on the earlier of (i) when the notice or demand is actually received by the recipient or (ii) 72 hours after the notice is deposited in the United States mail, certified or registered, with postage prepaid, and addressed to the recipient.  The address for giving notice or demand under this Term Loan Note (i) to the Lender shall be as the Lender may specify in writing to the Borrower and (ii) to the Borrower shall be the address below the Borrower’s signature or such other place as the Borrower may specify in writing to the Lender.

SECTION  11    Successors and Assigns.  All of the obligations, promises and agreements contained in this Term Loan Note made by Borrower shall be binding upon its successors and assigns.

SECTION  12    Severability.  In case any provision (or any part of any provision) contained in this Term Loan Note shall for any reason be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision (or remaining part of the affected provision) of this Term Loan Note, but this Term Loan Note shall be construed as if such invalid, illegal, or unenforceable provision (or part thereof) had never been contained herein but only to the extent such provision (or part thereof) is invalid, illegal, or unenforceable.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

EXECUTED as of __________.

BORROWER:

TORRENT ENERGY CORPORATION

By:
Name: John Carlson
Title: Chief Executive Officer

Address:
1 SW Columbia Street
Suite 640
Portland, Oregon 97258